                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Commission File No. 333-48659


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
             (Exact name of registrant as specified in its charter)

   Texas                                      42269                            73-1537206
--------------                     ----------------------------              --------------
 (state of                         (Primary Standard Industrial              (IRS Employer
incorporation)                      Classification Code Number)               I.D. Number)


                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                                  405-840-1585
--------------------------------------------------------------------------------
                  (Address and telephone number of registrant's
                          principal executive offices)

                                 Dave Dischiavo
                       7312 Authon Drive, Dallas, TX 75248
                                  972-233-6574
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:


Thomas J. Kenan, Esq.                              B. Keith Parker
Suite 3300                                         Suite 7
100 North Broadway                                 414 East Loop 281
Oklahoma City, OK 73102-8805                       Longview, TX 75605



         Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE




=============================================================================================================
         Title of                                     Proposed             Proposed
        each class                                     maximum             maximum
       of securities            Amount                offering             aggregate            Amount of
           to be                 to be                 price               offering           registration
        registered            registered              per unit               price                 fee
-------------------------------------------------------------------------------------------------------------
       Common Stock            5,810,840               $0.114              $662,514            $195.44(1)
=============================================================================================================



(1) These 5,810,840 shares are to be offered in exchange for all the issued and outstanding shares of capital stock of Summit Technologies, Inc. in a proposed merger. The registration fee is based upon the book value of Summit Technologies, Inc., $662,514, on April 30, 1998.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                      PROSPECTUS-PROXY STATEMENT


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                              (a Texas corporation)


                        5,810,840 Shares of Common Stock
                         (Par value, $0.001 per Share))


                            -------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6.

                            -------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



==================================================================================================================
                                                                        UNDERWRITING                PROCEEDS TO
                                               PRICE TO                 DISCOUNTS AND                  OTHER
                                               RECIPIENT                 COMMISSIONS                PERSONS(1)
------------------------------------------------------------------------------------------------------------------
Per Share                                      $0.114(2)                     $0                       $0.114
------------------------------------------------------------------------------------------------------------------
5,810,840 Merger Shares(3)                     $662,514                      $0                      $662,514
==================================================================================================================


(1) The estimated expenses of the transaction described herein are $46,100, all of which are being borne by Summit Technologies, Inc., a Texas corporation with whom the Company proposes to merge. These expenses are federal and state registration fees - $100; printing and engraving - $1,000; legal fees - $20,000; auditor's fee - $2,000; filing expenses (EDGAR) - $4,000; finder's fee - $18,500; and mailing cost - $500.


(2) Based upon the book value of Summit Technologies, Inc. ("Summit Technologies") on April 30, 1998.

(3) These 5,810,840 shares (the "Merger Shares") will be exchanged for all the capital stock of Summit Technologies should the shareholders of Summit Technologies approve a proposed merger (the "Merger") between it and Summit Environmental Corporation, Inc. (the "Company"). See "Summary of Proposed Transaction" and "Terms of the Transaction."

         Prior to the date of this Prospectus-Proxy Statement the Company was not a "reporting Company," as such term is employed in the Securities Exchange Act of 1934, and its Common Stock was neither listed on any exchange nor eligible for quotation on the Nasdaq Stock Market. There presently is no public market for the Common Stock of the Company, and there can be no assurance that such a market will develop or can be sustained should there be a completion of the proposed Merger. Should the proposed Merger be approved and effected, it is expected that the Common Stock of the Company will then be eligible for quotation on the OTC Bulletin Board. Should the proposed Merger not be effected, there will be no public market for the securities of the Company because of the above-described escrow arrangement. See "Summary of Proposed Transaction - Plan of Distribution."


The date of this Prospectus-Proxy Statement is ___________________, 1998, and the approximate date on which it and a form of proxy shall first be sent or given to shareholders for a vote on the proposed Merger described herein is ___________________, 1998.


                             ADDITIONAL INFORMATION


         REGISTRATION STATEMENT. The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered by this Prospectus-Proxy Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits listed in the Registration Statement. The Registration Statement can be examined at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees. The Company is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.


         REPORTS TO SHAREHOLDERS. The Company will file reports with the Securities and Exchange Commission and intends to furnish shareholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as it may deem appropriate or as required by law.

         STOCK CERTIFICATES. It is expected that certificates for the securities offered hereby will be ready for delivery within one week after the date of the approval of the proposed Merger and the filing of the necessary merger documents with the Secretary of State of Texas, should the proposed Merger be approved by the requisite shareholder vote of each of the Company and Summit Technologies, Inc., with respect to the Shares to be distributed in the Merger to the existing shareholders of Summit Technologies, Inc.




UNTIL _____________________, 1998 (90 DAYS AFTER THE REGISTERED SECURITIES ARE RELEASED FROM ESCROW PURSUANT TO RULE 419 UNDER THE SECURITIES ACT OF 1933) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                TABLE OF CONTENTS


                                                                                                                           PAGE
                                                                                                                           ----
Prospectus-Proxy Statement...................................................................................................i

Additional Information......................................................................................................ii

Summary of Proposed Transaction..............................................................................................1
         Risk Factors........................................................................................................4
         The Three Companies.................................................................................................4
                  Summit Environmental Corporation, Inc......................................................................4
                  Summit Technologies, Inc...................................................................................5
                  SuperCorp Inc..............................................................................................5
         Degree of Management Control of Vote on Merger......................................................................6
         Dissenters' Rights of Appraisal.....................................................................................6
         Compliance with Governmental Regulations............................................................................7
         Tax Consequences of the Transaction.................................................................................7

Risk Factors.................................................................................................................7
          1.      Dilution...................................................................................................7
          2.      Development Stage Corporation..............................................................................7
          3.      No Assurance of a Public Market and Likelihood
                  of a Volatile Market.......................................................................................7
          4.      Penny Stock Regulations ...................................................................................8
          5.      Market Restrictions on Broker-Dealers......................................................................8
          6.      No Assurance of Success of Business........................................................................8
          7.      Possible Need for Additional Funding ......................................................................9
          8.      Risk of Loss of License to Sell Fire Suppressant
                           Product ..........................................................................................9
          9.      Reliance on Key Personnel..................................................................................9
         10.      Management Control.........................................................................................9
         11.      Tax Consequences...........................................................................................9
         12.      Dividends Not Likely......................................................................................10

Terms of the Transaction....................................................................................................10
         Terms of the Merger................................................................................................10
         Reasons for the Merger and Spinoff.................................................................................11
         Accounting Treatment of Proposed Merger............................................................................12
         Dissenters' Rights of Appraisal....................................................................................12
         Agreement and Plan of Merger.......................................................................................12
         Differences Between Rights of Shareholders of the Company
                  and of Summit Technologies................................................................................12
         Description of Securities..........................................................................................12
                  Common Stock..............................................................................................12
                           Voting Rights....................................................................................12
                           Dividend Rights..................................................................................12
                           Liquidation Rights...............................................................................12
                           Preemptive Rights................................................................................13
                           Registrar and Transfer Agent.....................................................................13
                           Dissenters' Rights...............................................................................13
                  Preferred Stock...........................................................................................13
         Federal Income Tax Consequences....................................................................................13
                  The Merger................................................................................................13
                           Shareholders of Summit Technologies..............................................................13

         Pro Forma Financial Information and Dilution.......................................................................14
         Material Contacts Among the Companies..............................................................................19
         Interest of Counsel................................................................................................19
         Indemnification....................................................................................................20

Penny Stock Regulations ....................................................................................................21

Information About the Company...............................................................................................22
         Course of Business Should the Merger Not Occur.....................................................................23
         Legal Proceedings..................................................................................................23
         Market for the Company's Common Stock and Related
                  Stockholder Matters.......................................................................................23
         Rule 144 and Rule 145 Restrictions on Trading......................................................................24
                  Dividends.................................................................................................25
         Financial Statements...............................................................................................25

Information About Summit Technologies.......................................................................................25
         Overview ..........................................................................................................25
         Management's Plan of Operation ....................................................................................26
         Description of Summit Technologies' Business ......................................................................27
         Properties ........................................................................................................34
         Office Facilities .................................................................................................34
         Seasonality .......................................................................................................34
         Research and Development ..........................................................................................35
         Environmental Controls ............................................................................................35
         Year 2000 Computer Problem ........................................................................................35
         Number of Employees ...............................................................................................35
         Legal Proceedings .................................................................................................35
         Market for Summit Technologies' Capital Stock and Related
                  Stockholder Matters ......................................................................................35
         Financial Statements...............................................................................................36

Voting and Management Information...........................................................................................37
         Date, Time and Place Information ..................................................................................37
                  The Company...............................................................................................37
                  Summit Technologies.......................................................................................37
                  Voting Procedure..........................................................................................37
         Revocability of Proxy..............................................................................................37
         Dissenters' Rights of Appraisal....................................................................................37
         Persons Making the Solicitation....................................................................................38
         Voting Securities and Principal Holders Thereof....................................................................38
         Security Ownership of Certain Beneficial Owners and
                  Management................................................................................................39
         Directors, Executive Officers and Significant Employees............................................................43
                  Summit Technologies.......................................................................................43
                  The Company...............................................................................................43
         Remuneration of Directors and Officers.............................................................................45
                  The Company...............................................................................................45
                  Summit Technologies.......................................................................................45
                  Stock Options.............................................................................................45
         Certain Relationships and Related Transactions.....................................................................45
                  Company's Transactions with Insiders and Promoters........................................................45
                  Summit Technologies' Transactions with Management.........................................................46
         Parents of Summit Technologies ....................................................................................46


Interests of Named Experts and Counsel .....................................................................................46

Indemnification ............................................................................................................47

Financial Statements Index .................................................................................................48

Appendix A - Agreement of Merger...........................................................................................A-1

Part II...................................................................................................................II-1
         Other Expenses of Issuance and Distribution......................................................................II-1
         Indemnification of Directors and Officers........................................................................II-1
         Exhibits and Financial Statement Schedules.......................................................................II-1
         Undertakings.....................................................................................................II-3
         Signatures.......................................................................................................II-4

                         SUMMARY OF PROPOSED TRANSACTION


         The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus-Proxy Statement. All financial statements set forth herein for Summit Environmental Corporation, Inc. (the "Company") and Summit Technologies, Inc. have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").




The transaction -                    A Spinoff and a proposed Merger.

The proposed Merger -                Subject to shareholder approval of both
                                     companies, the Company will merge with
                                     Summit Technologies, Inc. ("Summit
                                     Technologies"), another Texas corporation.

Vote required to approve
the Merger -                         An affirmative vote of at least two-thirds
                                     of the outstanding shares of each of the
                                     Company and Summit Technologies is required
                                     to approve the Merger. Summit Technologies'
                                     management and control persons will vote
                                     their 50.4% of the outstanding shares in
                                     accordance with the majority vote of the
                                     other voting shareholders.

The survivor of the Merger -         The Company, but the historical financial
                                     statements of the post-Merger Company shall
                                     be those of Summit Technologies.

Business of the Company -            None. A development-stage, shell
                                     corporation, organized to merge with Summit
                                     Technologies.

Business of Summit Technologies -    Marketing products, under license to it,
                                     through television infomercials, radio
                                     spots, and a national industrial
                                     distribution company.

Management of the Company
after the Merger -                   Summit Technologies' management.


Terms of the Merger -                Summit Technologies' shareholders would
                                     exchange their existing shareholdings in
                                     Summit Technologies for 5,810,840 shares of
                                     Common Stock of the Company, which is
                                     equivalent to 88.6% of the equity of the
                                     Company.

Merger Exchange Formula for
Summit Technologies' 5,810,840
Shares of Common Stock -             5,810,840 shares of Company Common Stock. 1
                                     Company Common Stock share for 1 Summit
                                     Technologies Common Stock share.

Fractional Shares -                  None. Rounded up or down to the nearest
                                     whole number.

The Spinoff -                        A pro rata distribution by SuperCorp Inc.
                                     ("SuperCorp") to its approximately 650
                                     shareholders of 500,000 shares of Common
                                     Stock of Summit Environmental Corporation,
                                     Inc. ("the Company"), which SuperCorp
                                     purchased for $0.001 a share.

The Spinoff Shares -                 The 500,000 shares of Common Stock of the
                                     Company held by SuperCorp.

Terms of the Spinoff -               1 Spinoff Share for each 14 shares of
                                     Common Stock of SuperCorp held of record on
                                     the date of this Prospectus-Proxy
                                     Statement.

Other securities of the Company -    250,000 shares of Common Stock held by a
                                     "promoter" and by an "insider" of both the
                                     Company and SuperCorp.

Promoter and Insider to
the transaction -                    George W. Cole may be deemed to be an
                                     "insider" to the transaction, and Dave
                                     Dischiavo may be deemed to be a "promoter"
                                     of the transaction. Each of them may be
                                     deemed to own, directly or indirectly
                                     through family members, 125,000 shares of
                                     Common Stock of the Company. George W.
                                     Cole, indirectly through his spouse and
                                     family, may also be deemed to receive
                                     27,550 shares of Common Stock through the
                                     pro rata distribution of the Spinoff Shares
                                     and 23,750 shares of Common Stock

                                     in the proposed Merger through the
                                     ownership of 23,750 shares of common stock of Summit Technologies. See "Transactions with Insiders" and "Terms of the Transaction - Material Contacts Among the Companies."


Securities to be outstanding
after the Merger -                          See table below:







                             PROMOTER AND          OTHER                SUMMIT
     TYPE                     SUPERCORP           SUPERCORP           TECHNOLOGIES
COMPANY'S SECURITY             INSIDER           SHAREHOLDERS         SHAREHOLDERS        TOTAL

Common Stock                  301,300(1)          472,450(2)          5,810,840(3)       6,560,840

Percent                           4.6%                7.2%                  88.6%             100%



(1) 27,550 of these shares are Spinoff Shares, registered with the Securities and Exchange Commission ("the Commission"). 250,000 of these shares are restricted securities and are held 125,000 by Dave Dischiavo and 125,000 by George W. Cole's spouse, who is a shareholder of SuperCorp. See, also, footnote (3) with respect to 23,750 additional shares to be received by Mr. Cole's spouse in the Merger through her ownership of stock of Summit Technologies.

(2) Registered with the Commission and unrestricted for transfer in the stock market.

(3) Includes 23,750 Merger Shares to be received by the SuperCorp "insider's" spouse. All 5,810,840 shares are registered with the Commission and unrestricted for transfer in the stock market; provided, however, that 2,930,545 of these 5,810,840 shares would be held by affiliates of the post-Merger Company (officers and directors and controlling shareholders) and would be subject to the limitations on resale imposed by Rule 145 of the Commission. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."



Plan of Distribution -               Certificates representing the 500,000
                                     shares of Common Stock to be distributed to the SuperCorp shareholders will be delivered to Bank One Trust Company, NA,
                                     Oklahoma City, Oklahoma, to be held in
                                     escrow, pursuant to SEC Regulation 230.419, until the Merger should be approved by Summit Technologies. Should it be so approved, Bank One will then transmit such certificates to their owners.

Tax consequences of the Spinoff -    Taxable both to SuperCorp and to the
                                     SuperCorp shareholders receiving the
                                     500,000 Spinoff Shares. Based upon the
                                     opinion of counsel, SuperCorp believes the
                                     value of the Spinoff Shares for federal
                                     income tax purposes is negligible - $0.001
                                     a share. See "Federal Income Tax
                                     Consequences."

Tax consequences of the Merger -     Not taxable. See "Federal Income Tax
                                     Consequences."



Tax consequences of the Spinoff -    Taxable both to SuperCorp and to the
                                     SuperCorp shareholders receiving the
                                     500,000 Spinoff Shares. Based upon the
                                     opinion of counsel, SuperCorp believes the
                                     value of the Spinoff Shares for federal
                                     income tax purposes is negligible - $0.001
                                     a share. See "Federal Income Tax
                                     Consequences."

Tax consequences of the Merger -     Not taxable. See "Federal Income Tax
                                     Consequences."

Address of SuperCorp -               Suite 202
                                     4334 Northwest Expressway
                                     Oklahoma City, OK 73116
                                     Telephone:  405-840-1585

Address of Summit Technologies -    Suite 7
                                    414 East Loop 281
                                    Longview, TX 75605
                                    Telephone:  800-522-7841

Address of the Company -            Suite 202
                                    4334 Northwest Expressway
                                    Oklahoma City, OK 73116
                                    Telephone:  405-840-1585


RISK FACTORS.


         Ownership of the Common Stock of the Company is speculative and involves a high degree of risk, whether the Merger with Summit Technologies be effected or not. See "Risk Factors" below.

THE THREE COMPANIES.

         Three companies and their shareholders are affected by the transaction proposed in this Prospectus-Proxy Statement.

         Summit Environmental Corporation, Inc. ("the Company"). The Company was incorporated under the laws of the State of Texas on February 24, 1998, for the purpose of merging with Summit Technologies, Inc. ("Summit Technologies") should the Merger transaction described herein be approved. The Company has no business operations or significant capital and has no present intention of engaging in any active business until and unless it merges with Summit Technologies.


         The business office of the Company is located at 4334 Northwest Expressway, Suite 202, Oklahoma City, OK 73116. Its telephone number is 405-840-1585.

         Summit Technologies, Inc. ("Summit Technologies"). Summit Technologies was incorporated in Texas on August 14, 1997. It distributes and markets products, made by other companies or developed by itself or an affiliated Texas corporation, Moonlighting Distribution Corporation.


         The principal products distributed and marketed by Summit Technologies are as follows:

         o FirePower 911(TM) and FlameOut(TM). These are fire suppressants developed and manufactured by BioGenesis Enterprises, Inc. of Springfield, Virginia. These products are EPA-approved replacements for Halon 1211, which was the most widely used fire suppression and explosion protection agent but is now banned for almost all uses.


         o Stressex(TM) and Poder 24(TM). This product is marketed as one that increases energy, alleviates stress and promotes hormonal balance and libido.


         o Trim-Away(TM). This product is a weight reducing agent. Its principal ingredient is chitosan, a fat absorbent agent made from the shells of shellfish such as crab and shrimp.

         o Industrial chemicals and cleaners. These products are manufactured by BioGenesis Enterprises and are designed to be environmentally safe. Summit Technologies markets its products through joint ventures with established marketing organizations, through infomercials and radio "spots," through direct advertising and internationally through a network of persons and companies who contract with Summit Technologies for distribution rights.

         Summit Technologies markets its products through joint ventures with established marketing organizations, through infomercials and radio "spots," through direct advertising and internationally through a network of persons and companies who contract with Summit Technologies for distribution rights.

         The business office of the Summit Technologies is located at 414 East Loop 281, Suite 7, Longview, TX 75605. Its telephone number is 800-522-7841.


         SuperCorp Inc. SuperCorp Inc. ("SuperCorp") was organized under the laws of the State of Oklahoma on October 21, 1988. SuperCorp has approximately 650 shareholders in 35 states, almost all of which it acquired in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp, which shares were distributed to the creditors and shareholders of Naturizer, Inc. One of the purposes for which SuperCorp was organized, and its only purpose at present, is to engage in "spinoff" activities such as are described herein, such spinoffs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other companies.

         SuperCorp has assets consisting of approximately $50,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, T.E. King, Thomas J. Kenan, and Ronald D. Wallace, either directly or by attribution through ownership by family members, owns 375,000 shares of common stock of SuperCorp, which amount is less than six percent of the number of outstanding shares. See "Management Information - Security Ownership of Certain Beneficial Owners and Management."

         SuperCorp is not subject to the reporting requirements imposed by
Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market, and it has never sought a market maker for its stock.

         SuperCorp organized the Company in February 1998 as a vehicle specifically for the proposed Merger. The Company has no business history, $750 in assets, no liabilities, and three shareholders - SuperCorp; George W. Cole, a shareholder of SuperCorp; and Dave Dischiavo, who is not a shareholder of SuperCorp. See "Information About the Company." Should the proposed Merger not be effected, see "Plan of Distribution - The Escrow Arrangement Consequences Should the Merger Not Occur" below for an explanation of what disposition would be made of the company.


         SuperCorp's address is 4334 Northwest Expressway, Suite 202, Oklahoma City, OK 73116. Its telephone number is 405-840-1585.

DEGREE OF MANAGEMENT CONTROL OF VOTE ON MERGER.

         The Merger must be approved by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock of each of the Company and Summit Technologies. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: the Company - 66.7%; and Summit Technologies - 50.4%. Summit Technologies' officers, directors and affiliates, even though they are recommending approval of the Merger, have agreed to vote their shares to approve or disapprove the proposed Merger in accordance with the majority vote of the other voting shareholders.

DISSENTERS' RIGHTS OF APPRAISAL.

         Those shareholders of Summit Technologies who vote against the Merger have the right to dissent and to exercise certain rights of appraisal, which, if exercised, and if the Merger is effected, would cause Summit Technologies to pay these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

COMPLIANCE WITH GOVERNMENTAL REGULATIONS.

         No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the Spinoff and Merger, other than the filing of articles of merger with the Secretary of State of Texas after a favorable vote might be obtained on the proposed Merger.


TAX CONSEQUENCES OF THE TRANSACTION.


         The Merger should be a "tax-free" reorganization under the U.S. Internal Revenue Code. See "Terms of the Transaction - Federal Income Tax Consequences."



                                  RISK FACTORS


         The shareholders of Summit Technologies, all of whom shall be asked to vote on the proposed Merger, are making an investment decision that involves a high degree of risk and should carefully consider the following factors the Merger, the surviving corporation, and its business in determining whether to approve the Merger:

         1. Dilution. Should the Merger be approved and effected, the shareholders of Summit Technologies shall suffer an 11.4% dilution in their percentage ownership and book value of the surviving company solely for obtaining shares of Common Stock registered under the Securities Act to be exchanged for their shares of capital stock of Summit Technologies. While Summit Technologies' management postulates that a public market will develop for the 5,810,840 Merger Shares to be received in the Merger and that this will add value to the Merger Shares, there can be, and is, no assurance that a public market for the securities will develop. See Risk Factors Nos. 3 and 4 below - "No Assurance of a Public Market and Likelihood of a Volatile Market" and "Market Restrictions on Broker-Dealers." No consideration will be received by the Company for the thirteen percent ownership of Summit Technologies received by SuperCorp's shareholders in the Spinoff and by the two insiders or promoters.


         2. Development Stage Corporation. The company with which the Company proposes to merge, Summit Technologies, may be deemed to be a development stage corporation. Even though it has operated at a profit since it was organized in late 1997, because of its limited history of operations there can be, and is, no assurance that profitable operations can be maintained.

         3. No Assurance of a Public Market and Likelihood of a Volatile Market. While the shares of Common Stock of the Company to be issued or distributed pursuant to this Prospectus-Proxy Statement will be free of restrictions on transferability for all persons except "affiliates" of the Company and Summit Technologies (and with respect to such "affiliates" such shares may be transferred subject to certain restrictions), there is presently no public market for the Common Stock of the Company and there is no assurance that a public market for such securities will develop after the occurrence of the Merger described in this Prospectus-Proxy Statement, or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock, should it develop, will be highly volatile and that the trading volume in such market will be limited.

         4. Penny Stock Regulations. The Company anticipates that its Common Stock will be listed on the OTC Bulletin Board, but no assurance can be given that this will occur or, if it occurs, that such listing can be maintained. Further, should the Company's Common Stock trade on the OTC Bulletin Board at less than $5 a share - and it is expected that this will be the case, the stock will be a so-called "penny stock," which subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock will likely be inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

         5. Market Restrictions on Broker-Dealers. The Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of persons receiving shares in this offering to sell their shares in the secondary market. Further, the Company's Common Stock, after the Merger, will initially be quoted on an NASD inter-dealer system called "the Bulletin Board," will not have $4 million in net tangible assets which is required for it to qualify for quotation on Nasdaq, and is not expected to command a market price of $5 a share, the price required for a non-Nasdaq-quoted security to escape the trading severities imposed by the Securities and Exchange Commission on so-called "penny stocks." These trading severities tend to reduce broker-dealer and investor interest in penny stocks and could operate (a) to inhibit the ability of the Company's stock to reach a $4 per share trading price that would make it eligible for quotation on Nasdaq even should it otherwise qualify for quotation on Nasdaq and (b) to inhibit the ability of the Company to use its stock for business acquisition purposes. See "Information About the Company - Market for the Company's Common Stock and Related Stockholders Matters."

         6. No Assurance of Success of Business. Should the proposed Merger occur, the post-Merger Company will be engaged in the business of marketing products produced by others but under license to sell. This business, only commenced in the second half of 1997 by Summit Technologies, is operating at a profit. There can be however, and is, no assurance that this business will continue to be run profitably. See "Information About Summit Technologies."

         7. Possible Need for Additional Funding. Should the proposed Merger be approved, there can be no assurance the post-Merger Company will have no need for funding to achieve its plan of operations for the next twelve months. If additional funding is needed, the source for this funding has not been identified or committed, and no assurance can be given that the needed funds could be obtained. Failure to obtain the funds could result in an inability to fill orders for merchandise, which could result not only in a loss of sales but in poor relations with business customers. See "Information About Summit Technologies - Management's Plan of Operation; - Cash Requirements."


         8. Risk of Loss of License to Sell Fire Suppressant Product. Summit Technologies, with whom the Company proposes to merge, distributes products owned by other companies. The continuation of its license to distribute one of these products, a fire suppressant, will depend upon achievement of minimum, annual sales of the fire suppressants should Summit Technologies not be able to exercise by November 15, 1998 an option it has to purchase all patent and other intellectual property rights associated with the fire suppressant. This product is deemed by Summit Technologies to be important to its future. Even though Summit Technologies has on hand the cash funds required to exercise this option, there can be no assurance either that Summit Technologies will continue to be able to exercise its option or that the periodic required levels of sales can be met should the option not be exercised and a minimum annual sales quota be established. Factors not under the control of Summit Technologies could affect its ability to meet these required levels of sales. The loss of the right to distribute the fire suppressant product could have a materially adverse effect upon the post-Merger Company.





         9. Reliance on Key Personnel. Should the Merger occur, the post-Merger Company will be reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the Company. These persons are B. Keith Parker, chief executive officer of Summit Technologies; Don Hendon, president and treasurer, and Paula Parker, corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect its operations and, particularly, its expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

         10. Management Control. Should the proposed Merger be approved and effected, after the Merger the Company's officers and directors and their affiliates will own approximately 44.7 percent of the Common Stock of the Company and thereby may be able to determine the outcome of any vote affecting the control of the Company.

         11. Tax Consequences. In the opinion of tax counsel to the Company (see "Federal Income Tax Consequences"), the proposed Merger will be a tax-free reorganization for both companies and for the shareholders of Summit Technologies. These anticipated favorable tax consequences are not supported by an advance ruling by the Treasury Department but are based upon the opinion of tax counsel to the Company and to SuperCorp. Should the actual tax consequences be different than as represented herein, Summit Technologies' shareholders, to whom would be distributed Company shares (the "Merger Shares"), could recognize taxable income or loss equal to the difference between their undivided tax basis in the Summit Technologies' stock exchanged for the Company's Merger Shares and the value of the Merger Shares on the date of the exchange. See "Federal Income Tax Consequences -The Merger - Shareholders of Summit Technologies."

         12. Dividends Not Likely. Should the Merger be effected, for the foreseeable future it is anticipated that any earnings which may be generated from Operations of the emergent company will be used to finance the growth of such company, and cash dividends will not be paid to holders of the Common Stock.

                            TERMS OF THE TRANSACTION


         The Company, SuperCorp, and Summit Technologies, pursuant to approval by their respective boards of directors, have entered into an agreement of merger between the Company and Summit Technologies, a copy of which is included herein (see "Appendix A - Agreement of Merger"). In order for the merger contemplated by the Agreement of Merger to become effective, it is necessary that each of the following occur:

                  (i) a registration statement covering the 5,810,840 Merger Shares offered herein and a registration statement covering 500,000 Spinoff Shares (for distribution pro rata to SuperCorp's securities holders) must be filed with the Securities and Exchange Commission and with appropriate state securities regulatory agencies and must become effective;

                  (ii) the shareholders of each of the Company and of Summit Technologies must, by a two-thirds affirmative vote of the shares outstanding, approve the merger contemplated by the Agreement of Merger; and






                  (iii) certain documents evidencing the approved merger must be prepared and filed with the Secretary of State of Texas.


TERMS OF THE MERGER.




         The terms of the proposed merger ("the Merger") are as follows:

         1. Summit Technologies shall merge into the Company.





         2. Upon the effectiveness of the Merger, all the outstanding shares of capital stock of Summit Technologies shall be converted into 5,810,840 shares of Common Stock of the Company ("the Merger Shares"). See "Description of Securities." The conversion shall be on a pro rata basis. As of the date of this Prospectus-Proxy Statement, the following table sets forth the number of outstanding shares of each class of Summit Technologies' capital stock and the number of shares of Company Common Stock into which each share of Summit Technologies capital stock will be converted in the Merger:


                                                                                                     NUMBER OF COMPANY
                                     NUMBER OF SUMMIT               NUMBER OF SHARES                SHARES FOR 1 SUMMIT
     CLASS OF STOCK                TECHNOLOGIES SHARES                 OF COMPANY                   TECHNOLOGIES SHARE
     --------------                -------------------                 ----------                   -------------------
      Common                            5,810,840                      5,810,840                              1



         3. Fractional shares shall not be issued but shall be rounded up or down to the nearest whole number.

         4. The business of Summit Technologies shall be conducted, after the Merger, by the Company, into which Summit Technologies shall have merged, but Summit Technologies' management and directors shall become the management and directors of the Company. See "Management Information."


         5. Prior to the Merger, SuperCorp shall have distributed to its shareholders ("the Spinoff"), on a basis proportionate to their shareholders in SuperCorp, 500,000 Shares ("the Spinoff Shares") of Common Stock of the Company now held by SuperCorp. Each SuperCorp shareholder shall receive one share of the company for each fourteen shares of SuperCorp held of record on the date of this Prospectus-Proxy Statement.


         6. The historical financial statements of the post-Merger Company shall be those of Summit Technologies. See "Financial Statements - Summit Technologies."

         7. Should the Merger not be approved by the shareholders of Summit Technologies, none of Summit Technologies, the Company, or SuperCorp shall be liable to any of the others, but it shall be the sole obligation of Summit Technologies to pay all three parties' expenses relating to the registration of the Shares described herein.

REASONS FOR THE MERGER AND SPINOFF.


         The management of Summit Technologies believes that Summit Technologies' shareholders will benefit from receiving shares of the Company that have been registered under the Securities Act in exchange for their shares of capital stock of Summit Technologies. It believes that the distribution of the Spinoff Shares to the stockholders of SuperCorp in the Spinoff will provide the basis for the creation of a public market for the Common Stock of the post-Merger Company and that the existence of such a public market will facilitate the raising of expansion funds for the post-Merger Company. No assurance can be given, however, that a market will develop for the Common Stock or, if it develops, that it will be sustained. See "Risk Factors - No Assurance of a Public Market."

         SuperCorp, which controls the Company, believes that the SuperCorp shareholders will benefit by receiving, for no consideration, the 500,000 Spinoff Shares.

         Effectively, shareholders of Summit Technologies will suffer an 11.4 percent dilution in their equity in Summit Technologies solely for the perceived, but not assured, benefits of having a public market created for their securities and of having created what may be a superior position from which to raise additional capital for the post-Merger Company.

ACCOUNTING TREATMENT OF PROPOSED MERGER.

         Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if Summit Technologies recapitalized.

DISSENTERS' RIGHTS OF APPRAISAL.

         Those shareholders of Summit Technologies who vote against the Merger have the right to dissent and to exercise certain rights of appraisal, which, if exercised, and if the Merger is effected, would cause Summit Technologies to pay these dissenters the appraised value of their shareholdings. See "Voting and Management Information - Dissenters' Rights of Appraisal."

AGREEMENT AND PLAN OF MERGER.


         The complete Agreement of Merger among the Company, Summit Technologies, and SuperCorp is included in this Prospectus-Proxy Statement. See "Appendix A - Agreement of Merger."


DIFFERENCES BETWEEN RIGHTS OF SHAREHOLDERS OF THE COMPANY AND OF SUMMIT TECHNOLOGIES.

         There are no material differences between the rights of holders of the Common Stock of the Company and of Summit Technologies. See "Terms of the Transaction - Description of Securities."

DESCRIPTION OF SECURITIES.


         COMMON STOCK. Each of the Company and Summit Technologies is a Texas corporation. The Company is authorized to issue 40 million shares of Common Stock, $0.001 par value and has 750,000 shares of Common Stock issued and outstanding. Summit Technologies is authorized to issue ten million shares of common stock, no par value, and has 5,810,840 shares of its Common Stock issued and outstanding.


         VOTING RIGHTS. Holders of the shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

         DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds of the Company legally available therefor.

         LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

         PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

         REGISTRAR AND TRANSFER AGENT. Bank One Trust Company, NA, Oklahoma City, Oklahoma, serves as the transfer agent and registrar of the Common Stock of the Company. Summit Technologies serves as its own registrar and transfer agent.

         DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's memorandum and articles of association.

         PREFERRED STOCK. The Company is authorized to issue 10 million shares of Preferred Stock, $0.001 par value. The Preferred Stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be set forth in resolutions adopted by the directors.

         There are no shares of Preferred Stock of the Company issued and outstanding.

FEDERAL INCOME TAX CONSEQUENCES.

         THE MERGER. In the opinion of Thomas J. Kenan, counsel to the Company and to SuperCorp, the Merger should qualify as a type "A" reorganization under
Section 368(a)(1) of the Internal Revenue Code. However, when consideration is given to the fact that the Company is newly organized, the "step transaction doctrine" might be applied and, accordingly, the Company might be considered a continuation of Summit Technologies with only a change of name or place of incorporation, a type "F" reorganization under Section 368(a)(1).

                  SHAREHOLDERS OF SUMMIT TECHNOLOGIES. Whether the Merger be characterized as a type "A" or "F" reorganization, the Company believes that there should be no recognition of taxable gain or loss to the shareholders of Summit Technologies by reason of the Merger. Each shareholder of Summit Technologies would have a carryover tax basis and a tacked holding period for the Company's securities received in the Merger. Further, Summit Technologies itself would not recognize any taxable gain or loss, since its liabilities are not in excess of the tax basis of its assets.

                  It is anticipated that the distribution by SuperCorp to its shareholders of the 500,000 Spinoff Shares will not adversely affect the non-recognition of gain or loss to Summit Technologies or its shareholders in the Merger.

         The above discussion is not based upon an advance ruling by the Treasury Department but upon an opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to the Company (which tax opinion is one of the exhibits to the registration statement of which this Prospectus-Proxy Statement is a part). See "Risk Factors - Tax Consequences."


PRO FORMA FINANCIAL INFORMATION AND DILUTION.


         The following sets forth certain pro forma financial information giving effect to the Merger:

                   PRO FORMA STATEMENT OF FINANCIAL CONDITION

                                DECEMBER 31, 1997

                                               SUMMIT           SUMMIT
                                             ENV. CORP.          TECH.             PRO FORMA         PRO FORMA
                                            (HISTORICAL)      (HISTORICAL)        ADJUSTMENTS         COMBINED
                                            ------------      ------------        -----------        ----------
ASSETS

Current assets                              $      --          $    92,388        $ 1,488,600        $ 1,580,988
Property and equipment                             --                 --                 --                 --
Other assets, net                                  --                9,500               --                9,500
                                            ===========        ===========        ===========        ===========
TOTAL ASSETS                                $      --          $   101,888        $ 1,488,600        $ 1,590,488
                                            ===========        ===========        ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                         $      --          $    15,126        $      --          $    15,126
Long term liabilities                              --                 --                 --                 --
                                            -----------        -----------        -----------        -----------
       Total liabilities                           --               15,126               --               15,126
                                            -----------        -----------        -----------        -----------
Stockholders' equity:
    Common stock                                   --                1,000              5,561              6,561
    Additional paid in capital                     --               45,000          1,483,039          1,528,039
    Retained earnings                              --               40,762               --               40,762
                                            -----------        -----------        -----------        -----------
       Total stockholders' equity                  --               86,762          1,488,600          1,575,362
                                            -----------        -----------        -----------        -----------
TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $      --          $   101,888        $ 1,488,600        $ 1,590,488
                                            ===========        ===========        ===========        ===========

NOTES

(1) Pro forma adjustment to assets represents only the cash proceeds from stock issued after December 31,1997; services or other valuable consideration received for shares of stock are not included in this adjustment.

(2) The combined entity would have 40,000,000 common shares authorized and 6,650,840 issued and outstanding with a par value of $.001 per share.

                          PRO FORMA STATEMENT OF INCOME
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997


                                                            SUMMIT          SUMMIT
                                                          ENV. CORP.         TECH.             PRO FORMA           PRO FORMA
                                                         (HISTORICAL)     (HISTORICAL)        ADJUSTMENTS           COMBINED
                                                         ------------     -------------       -----------          ---------

Sales                                                    $      --          $    74,349        $      --          $    74,349
Cost of sales                                                   --                9,465               --                9,465
                                                         -----------        -----------        -----------        -----------
    Gross profit                                                --               64,884               --               64,884
Operating expenses                                              --               16,870               --               16,870
                                                         -----------        -----------        -----------        -----------
    Net income from operations                                  --               48,014               --               48,014
Income tax                                                      --                7,252               --                7,252
                                                         ===========        ===========        ===========        ===========
NET INCOME                                               $      --          $    40,762        $      --          $    40,762
                                                         ===========        ===========        ===========        ===========

EARNINGS PER SHARE

    Net income                                           $      --          $    40,762        $      --          $    40,762
    Weighted-average number of shares outstanding               --               87,435          6,473,405          6,560,840
    Earnings per share                                   $      --          $      0.47        $      --          $      0.01

NOTES

(1) Earnings per share data shown above are applicable for both primary and fully-diluted; there were no common stock equivalents outstanding as of December 31, 1997.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of July 6, 1998 as if outstanding as of the beginning of the period.

                   PRO FORMA STATEMENT OF FINANCIAL CONDITION

                                 APRIL 30, 1998

                                               SUMMIT           SUMMIT
                                             ENV. CORP.          TECH.            PRO FORMA           PRO FORMA
                                            (HISTORICAL)      (HISTORICAL)       ADJUSTMENTS          COMBINED
                                            ------------      ------------       ------------        ------------
ASSETS

Current assets                              $       750        $   520,619        $   962,100         $ 1,483,469
Property and equipment                             --               12,574               --                12,574
Other assets, net                                  --              187,260               --               187,260
                                            ===========        ===========        ===========         ===========
TOTAL ASSETS                                $       750        $   720,453        $   962,100         $ 1,683,303
                                            ===========        ===========        ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                         $      --          $    57,939        $      --           $    57,939
Long term liabilities                              --                 --                 --                  --
                                            -----------        -----------        -----------         -----------
       Total liabilities                           --               57,939               --                57,939
                                            -----------        -----------        -----------         -----------
Stockholders' equity:
    Common stock                                    750              6,050               (239)              6,561
    Additional paid in capital                     --              589,950            962,339           1,552,289
    Retained earnings                              --               66,514               --                66,514
                                            -----------        -----------        -----------         -----------
       Total stockholders' equity                   750            662,514            962,100           1,625,364
                                            -----------        -----------        -----------         -----------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $       750        $   720,453        $   962,100         $ 1,683,303
                                            ===========        ===========        ===========         ===========

NOTES

(1) Pro forma adjustment to assets represents only the cash proceeds from stock issued after April 30, 1998; services or other valuable consideration received for shares of stock are not included in this adjustment.

(2) The combined entity would have 40,000,000 common shares authorized and 6,650,840 issued and outstanding with a par value of $.001 per share.

                          PRO FORMA STATEMENT OF INCOME

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998


                                                            SUMMIT           SUMMIT
                                                          ENV. CORP.          TECH.             PRO FORMA          PRO FORMA
                                                         (HISTORICAL)      (HISTORICAL)        ADJUSTMENTS          COMBINED
                                                         ------------      ------------        -----------        ------------

Sales                                                    $      --          $     2,431         $      --          $     2,431
Cost of sales                                                   --                1,302                --                1,302
                                                         -----------        -----------         -----------        -----------
    Gross profit                                                --                1,129                --                1,129
Operating expenses                                              --               67,252                --               67,252
                                                         -----------        -----------         -----------        -----------
    Net income from operations                                  --              (66,123)               --              (66,123)
Other income                                                    --              100,000                --              100,000
                                                         -----------        -----------         -----------        -----------
    Net income before income tax                                --               33,877                --               33,877
Income tax                                                      --                8,125                --                8,125
                                                         ===========        ===========         ===========        ===========
NET INCOME                                               $      --          $    25,752         $      --          $    25,752
                                                         ===========        ===========         ===========        ===========

EARNINGS PER SHARE
    Net income                                           $      --          $    25,752         $      --          $    25,752
    Weighted-average number of shares outstanding               --            4,151,669           2,409,171          6,560,840
    Earnings per share                                   $      --          $      0.01         $      --          $      0.00

NOTES

(1) Earnings per share data shown above are applicable for both primary and fully-diluted; there are no common stock equivalents outstanding as of April 30, 1998.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of July 6, 1998 as if outstanding as of the beginning of the period.

         Essentially, the immediate effect of the Merger is to dilute by 11.4 percent the equity of the shareholders of Summit Technologies by transferring this equity to the present shareholders of SuperCorp and two persons, both of whom are either "promoters" or "insiders" of the Company. See "Summary Information - Securities to be Outstanding After the Merger."


MATERIAL CONTACTS AMONG THE COMPANIES.


         In December 1997 Summit Technologies was engaged in raising capital for its marketing business through a private placement of Common Stock being sold through the efforts of its president, Keith Parker. Mr. Parker was introduced to Mr. Dave Dischiavo by Marshall Southerland of Canton, Texas, a retired banker. Mr. Dischiavo was described as a person who could introduce Mr. Parker to persons who could help capitalize Summit Technologies. Mr. Dischiavo arranged a meeting in Dallas, Texas on December 17, 1997 at which Mr. Dischiavo, Mr. Parker, Mr. Parker's attorney, Jay Lucas, and George W. Cole were present. Mr. Cole is a stockbroker and the spouse of Marjorie Cole who is a significant shareholder of SuperCorp.






         Mr. Cole advised Mr. Parker that Mr. Cole's brokerage firm and most brokerage firms would not authorize their representatives to act as brokers in the sale of stock of Summit Technologies unless extensive "due diligence" efforts were first conducted - at Summit Technologies' expense. He then advised Mr. Parker of a method of obtaining a public market for its shares through a spinoff-merger transaction such as the transaction described in this Prospectus-Proxy Statement. Mr. Parker became convinced that such a transaction could benefit his company as could, for instance, a rights offering to its expanded shareholder base at some indefinite time in the future after the conclusion of the spinoff-merger transaction.

         An agreement was reached that day to pursue, with SuperCorp, the spinoff-merger transaction described herein. Part of the agreement provided that Mr. Dischiavo and Mr. Cole, as compensation for their services in advising Summit Technologies with respect to the spinoff-merger transaction and with respect to introducing Summit Technologies to SuperCorp, would each receive 125,000 shares of the Company and $18,500 cash. Later, Mr. Cole exchanged $14,250 of his cash fee for 23,750 shares of Common Stock of Summit Technologies at $0.60 a share. These 23,750 shares were transferred by Mr. Cole to his spouse, Marjorie Cole.

         Other than the proposed Spinoff and Merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among Summit Technologies, the Company, and SuperCorp during the periods for which financial statements appear herein.

INTEREST OF COUNSEL.






         Thomas J. Kenan, Esquire, counsel to the Company and a director of SuperCorp, is named in this Prospectus-Proxy Statement as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust which is the beneficial owner (i) of 28,333 shares of Common Stock of Summit Technologies and (ii) of 375,000 shares of the issued and outstanding shares of Common Stock of SuperCorp and, by reason of this ownership, shall become the beneficial owner of 26,786 Shares of the Company by way of the Spinoff and 28,333 shares of Common Stock of the Company by way of the Merger, should it be approved. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.



INDEMNIFICATION.

         Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of shareholders or disinterested directors. In such regard, a Texas corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, Summit Technologies or, should the proposed merger become effective, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to Summit Technologies.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             PENNY STOCK REGULATIONS

         There is no way to predict a price range within which the Company's Common Stock will trade. The Company expects trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the Company's Common Stock initially, at least, would be subject to the rules governing "penny stocks."

         A "penny stock" is any stock that sells for less than $5 a share, is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and is not a stock of a "substantial issuer." The Company is not now a "substantial issuer" and cannot become one until it has been in continuous operation for three years - August 14, 2000 at the earliest - unless it has net tangible assets of at least $5 million, which it does not now have.

         The Congress has enacted statutes and the Commission has adopted regulations that impose a strict regimen to be complied with by brokers in recommending penny stocks.

                        The Penny Stock Suitability Rule

         Prior to the sale of a penny stock recommended by a broker-dealer to a new customer who is not an institutional accredited investor, the broker-dealer must approve the customer's account for transactions in penny stocks in accordance with procedures set forth in the Commission's Penny Stock Suitability Rule. The broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" that transactions in penny stocks are suitable for the person and that the person, or his advisor, is capable of evaluating the risks in penny stocks.

         After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

         Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

         The above exercise, if applied to a transaction, not only delays a proposed transaction but has caused many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

         The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply, however, to transactions not recommended by the broker-dealer, to sales to institutional accredited investors, or to sales to "established customers" of the broker-dealer - persons either who have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers. Also exempt from this rule are transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

                         The Penny Stock Disclosure Rule

         Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document" including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

                               Effects of the Rule

         The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks and has a limiting effect on a stockholder's ability to resell a penny stock.

         The Company's Spinoff Shares and Merger Shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                          INFORMATION ABOUT THE COMPANY

         The Company was incorporated under the laws of the State of Texas on February 28, 1998. It is a development-stage company, has no business or significant assets, and was organized for the purpose of entering into the Merger proposed herein (see "Terms of the Transaction - Terms of the Merger"). It has no employees; its management will serve without pay until the Merger should become effective.



         Should the Merger be approved and effected, the Company shall be the surviving company, but the Company's management shall not remain as the management of the Company. Control of the Company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present shareholders of Summit Technologies, and Summit Technologies' present management shall become the management of the Company. See "Management Information - Directors, Executive Officers, and Significant Employees."

         It is the intention of Summit Technologies' present management to continue the business of Summit Technologies as the business of the Company

(see "Information about Summit Technologies - Description of Business and Properties") after the Merger.

         The Company's present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., an NASD broker-dealer firm of Kansas City, Missouri, that has offices in 75 cities, including Oklahoma City, Oklahoma, where Mr. Welsh offices. Mr. Welsh is the president and a director of SuperCorp.

COURSE OF BUSINESS SHOULD THE MERGER NOT OCCUR.

         Should the Merger not be approved and effected, the Company will be without any property or business. The Company's management would seek to acquire, in exchange for stock of the Company, a business or assets that would constitute a business. Should no acquisition that would cause the Company to become a going concern by made within 18 months after the date of the Registration Statement of which this Prospectus-Proxy Statement is a part, the holders of the majority of the issued and outstanding shares of Common Stock will have the voting power to cause a dissolution of the Company, and persons who are today the holders of a majority of these shares have indicated their intention to do so.





LEGAL PROCEEDINGS.


         Neither the Company nor its property is a party to or the subject of pending legal proceedings.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

         As of the date of this Prospectus-Proxy Statement there is no public trading market in the U.S. or elsewhere for the Company's Common Stock. After the Spinoff and before any vote on the Merger by the shareholders of Summit Technologies, all certificates representing the 500,000 Spinoff Shares shall be held in escrow by the Escrow Agent.

         Should the Merger be approved and effected, (i) the Escrow Agent will release from escrow the certificates representing the ownership of the escrowed securities, which certificates would be delivered to the approximately 650 persons owning the securities represented by the certificates, and (ii) the shareholders of Summit Technologies will receive 5,810,840 Shares of Common Stock of the Company in exchange for all the issued and outstanding shares of capital stock of Summit Technologies.

         Should the Merger be effected, the Common Stock is expected to be eligible for quotation on the OTC Bulletin Board. There can be, and is, no assurance that market makers will make or maintain a market in the stock or that, even if a market is made and maintained in the stock, that the stock will trade at prices deemed attractive or reasonable to the present shareholders of Summit Technologies or the Company.

         The Company's stock will not be eligible for quotation on the Nasdaq SmallCap Market ("Nasdaq") (i) until it trades at a bid price of $4 a share or higher and (ii) unless it meets other Nasdaq requirements regarding assets and shareholders' equity, which it will not meet even if the Merger is approved and effected. No assurance can be made that the Common Stock will ever become eligible for quotation on Nasdaq.

         The Company's stock is expected to be quoted on an NASD inter-dealer system called "the Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of the substantial portion of the brokerage community that concentrates its attention on Nasdaq-quoted stocks or exchange-listed stocks. The eligibility requirements for listing the Company's stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on Nasdaq, and the Company has no present plans to list its stock on an exchange.

         Further, holders of the Shares offered herein face the prospect, should the Merger be approved and effected, of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board, so-called "penny stocks" (stocks that trade at less than $5 per share) by regulations of the Securities and Exchange Commission. The effect of these trading severities is to reduce broker-dealer and investor interest in trading or owning "penny stocks" and, hence, could inhibit the ability of the Company's stock to reach a trading level of $4 per share or higher and thereby become eligible for quotation on Nasdaq even if the Company meets Nasdaq's assets and shareholders' equity requirements in the future.

RULE 144 AND RULE 145 RESTRICTIONS ON TRADING.

         Should the Merger and Spinoff transaction described herein be approved and effected, all issued and outstanding shares of Common Stock of the Company shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, some of the Shares, even though deemed not to be "restricted securities," as such term is used by the Commission, will be subject to certain restrictions on their transfer for value.



         Holders of the Shares who are deemed to be affiliates of Summit Technologies at the time of the vote on the Merger, in order to sell their Shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 which require that:

                  o there must be available, to the public, current information about the Company of a quality meeting certain Commission requirements,

                  o transfers for value by such affiliates can occur only either through broker transactions not involving the solicitation of buyers or directly to market-makers, and

                  o each such affiliate can transfer for value, during a 90-day period, no more Shares than the greater of one percent of all issued and outstanding shares of Common Stock of the Company (65,608 Shares immediately after the Merger) or the average weekly volume of trading in such Common Stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

         The above described resale provisions of Rule 145 shall continue, for persons who are affiliates of Summit Technologies at the time of the vote on the Merger, for one year after the Merger, at which time only the current public information requirement shall continue. At such time as any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the Merger, then even the current public information requirement will no longer be required for such a former affiliate to sell any of the Shares acquired in the Merger.

         The Company believes that none of the 500,000 Spinoff Shares will be subject to any restrictions on trading or transfers for value, by reason of these Shares' being registered for the Spinoff. Further, none of the 5,810,840 Shares of the Company to be distributed in the Merger to Summit Technologies shareholders other than 2,930,545 shares to Summit Technologies officers and directors and to affiliates of Summit Technologies prior to the Merger will be subject to any restrictions on transfer. Accordingly, after the effective date of the Merger and the redistribution of the Spinoff Shares, there shall be 3,380,295 shares in the "public float," i.e., subject to no Rule 144, Rule 145 or other applicable securities law restrictions on their being traded or transferred for value. It is estimated that approximately 775 persons will own these shares of record, the offering of which for sale could have a materially adverse effect on the market price of the Company's stock. Further, an additional 2,930,545 shares will be held by affiliates of Summit Technologies who will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

         There is no equity of the Company subject to outstanding options or warrants to purchase, or securities convertible into, equity of the Company.



         DIVIDENDS. The Company has had no operations or earnings and has declared no dividends on its capital stock. Should the Merger be approved and effected, there are no restrictions that would, or are likely to, limit the ability of the Company to pay dividends on its Common Stock, but the Company has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes (see "Information about the Company - Description of Business and Properties").

FINANCIAL STATEMENTS.

         The financial statements of the Company appear later in this Prospectus-Proxy Statement on pages F-1 through F-3.

                      INFORMATION ABOUT SUMMIT TECHNOLOGIES

OVERVIEW.

         Summit Technologies, Inc. ("Summit Technologies") was incorporated in Texas on August 14, 1997. Its fiscal year ends December 31.

         Summit Technologies is affiliated with another Texas corporation, Moonlighting Distribution Corporation, through B. Keith Parker and his spouse, Paula Parker, who control both corporations through their positions as officers and directors and major shareholders of both corporations.



Officers, directors and     -------------------     Officers, directors and
major shareholders          Mr. and Mrs. Parker     major shareholders
                  --------------------------------------------------

         -------------------------                     -------------------------
         Summit Technologies, Inc.                     Moonlighting Distribution
         -------------------------                            Corporation
                                                       -------------------------






MANAGEMENT'S PLAN OF OPERATION.

         The following plan of operation should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

         For the next twelve months, Summit Technologies plans to accomplish the following:

         o Commence sales of FirePower 911(TM) and FlameOut(TM) in the U.S. and Canada through the use of infomercials and through placing the products in retail chain stores.

         o Introduce FirePower 911(TM) and FlameOut(TM) in Mexico through infomercials.

         o Introduce FirePower 911(TM) and FlameOut(TM) in China, South America and South Africa and other Asian countries through joint ventures with companies who have established a presence in the region.

         o Introduce one of its fire suppressant products - FlameOut(TM) - in ten pound and twenty pound fire extinguishers in the Philippines through a joint venture there with an unaffiliated company, Moonlighting International (Philippines).

         o Expand sales of its Stressex(TM) product - marketed under the "Poder 24(TM)" brand name in Spanish-speaking areas - in the U.S., Mexico and Central American countries, primarily through infomercials.

         o Develop marketing alliances with other companies for the distribution of a chitosan-based weight management pill and topical application.

         o Develop marketing alliances for bio-degradable and non-toxic industrial chemicals and cleaning agents developed by BioGenesis Enterprises, Inc. of Springfield, Virginia.

         CASH REQUIREMENTS.

         Summit Technologies estimates it will not have to raise additional funds in the next twelve months to satisfy the cash requirements to fulfill all these objectives. Its current cash funds - $755,343 as of July 15, 1998 - are sufficient to sustain its present operations and modest growth indefinitely.

         PRODUCT RESEARCH AND DEVELOPMENT.

         Summit Technologies has an option to acquire, by November 15, 1998, all patent and other intellectual property rights to the FirePower 911(TM) and FlameOut(TM) products. Should it do so, it plans to spend approximately $175,000 in certifying these products for sale in Canada, to the U.S. Coast Guard and to the U.S. Air Force.

         PURCHASES OF PLANT AND EQUIPMENT.

         Summit Technologies does not expect to purchase or sell any plant or significant equipment during the next twelve months.

         CHANGES IN NUMBER OF EMPLOYEES.

         Summit Technologies does not expect to increase significantly the number of its employees in the next twelve months. On May 1, 1998, it added a full-time president and chief financial officer (Don Hendon), an office manager and a fulfillment manager.

         The annual addition to salaries and wages to fill these positions is estimated to be $159,000.

         Summit Technologies' future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations for the next twelve months, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the inability of Summit Technologies to obtain its necessary capital; the loss of any of several key personnel; the emergence of competition not now detected; and a general economic turndown.

DESCRIPTION OF SUMMIT TECHNOLOGIES' BUSINESS.

         BUSINESS DEVELOPMENT.

         Summit Technologies is affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors and, respectively, the chief executive officer and secretary of Summit Technologies. Moonlighting develops and markets health and well-being products designed to improve the quality of an individual's life and also markets other products.

         In 1993, before Summit Technologies was organized, the Parkers and Moonlighting began to assess several products developed by BioGenesis

Enterprises, Inc. of Springfield, Virginia ("BioGenesis"). BioGenesis develops and manufactures industrial products that are environmentally safe - generally, products that are biodegradable and nontoxic. By middle 1997, the Parkers and Moonlighting concluded that BioGenesis' products merited commercial exploitation. A trip to the Philippines was planned to determine if a fire suppressant product of BioGenesis could be marketed there through personal contacts the Parkers had there. A license was obtained from BioGenesis to market the fire suppressant. The named licensee was "B. Keith Parker and Moonlighting Distribution Corporation dba Moonlighting International." Moonlighting International was a trade name to be used by Moonlighting for any overseas marketing business.

         The trip to the Philippines resulted in the organization by local businessmen there of Moonlighting International Philippines, a company not affiliated with the Parkers' company, Moonlighting Distribution Corporation ("Moonlighting"). Moonlighting determined that the scope of activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting, and Summit Technologies was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other products for which marketing licenses could be obtained and for which marketing expenses could be raised.

         After the organization of Summit Technologies, Moonlighting licensed to Summit Technologies the exclusive right to market a product newly developed by Moonlighting and tested for marketing - Stressex(TM) and Poder 24(TM) - and the non-exclusive right to market BioGenesis' fire suppressant product - FirePower 911(TM) and FlameOut(TM) - for which Moonlighting had earlier obtained certain distribution rights. Later, in April 1998 Summit Technologies entered into an agreement with BioGenesis which will enable Summit Technologies to obtain ownership of all patent and other intellectual property rights associated with the fire suppressant upon the payment by November 15, 1998 of $1 million cash (of which amount $200,000 has been paid) and 750,000 shares of Common Stock of Summit Technologies. See "- Principal Products" and "Patents, Trademarks and Licenses" below.

         PRINCIPAL PRODUCTS. Summit Technologies distributes and markets or has initiated activities to distribute and market the following licensed products. All of the products are manufactured by the licensors of the products.

                  FirePower 911(TM) and FlameOut(TM). These products are fire suppressants developed and manufactured by BioGenesis. They were developed by BioGenesis to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It is applied primarily as a wetting agent and was the fire extinguishing agent of choice for many uses, such as most fire extinguishers. Its production was halted in 1994 by the Environmental Protection Agency ("EPA") primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 is still approved for certain, limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but existing installations of Halon 1211 that are not mission critical must switch to an approved, acceptable alternative.

                  In March 1994 the first alternative to Halon 1211 was approved by the EPA - BioGenesis's Surfactant Blend A. This product is marketed under several trade names by companies licensed by BioGenesis. Two of these trade names are FirePower 911(TM) and FlameOut(TM).

                  The EPA has now approved at least eleven other accepted substitutes to Halon 1211. Three of these are water, foam and carbon dioxide. Other than these three, BioGenesis's Surfactant Blend A is approved for all wetting agent uses and is the only substitute approved for residential use. Some of the substitutes were approved only for a limited time and then must be phased out. Flameout(TM) was certified in May 1997 by Underwriter Laboratories (listing number 7P21).

                  FirePower 911(TM) and FlameOut(TM) contain the same Surfactant Blend A formula. FlameOut(TM) is marketed at three percent strength for use in fire extinguishers to fight, generally, Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at six percent strength for suppression of Class B fires (combustible liquids, gases and greases). Surfactant Blend A is also effective at ten percent strength in suppressing Class D fires (metals) but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

                  FirePower 911(TM) and FlameOut(TM) suppress and extinguish fire quickly. They reduce toxic smoke by encapsulating poisonous hydrocarbons, reduce heat approximately 70 percent faster than water does, prevent reflash, are safe to store and handle, leave virtually no residue, are biodegradable and otherwise are environmentally safe. They are nontoxic but may irritate the eyes. They store at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

                  From August 1997 through April 1998, Summit Technologies sold 1,558 units of FirePower 911(TM) for $10,285 and 1,183 units of FlameOut(TM) for $64,752. All sales were to parties unrelated to Summit Technologies.

                  Stressex(TM) and Poder 24(TM).

                  These are the same products. Stressex(TM) is the English-language brand name and Poder 24(TM) is the Spanish-speaking brand name. The product combines six herbs - saw palmetto, sarsaparilla, nettle leaf, damiana, buckthorn and avena sativa - in tablets marketed to women and substitutes Yohimbe for damiana in the capsules marketed to men. Summit Technologies markets the product as one that increases energy, alleviates stress and promotes hormonal balance and libido.

                  From August 1997 through April 1998, Summit Technologies sold thirteen units of Poder 24(TM) for $150. Of these units, twelve were sold to an affiliated company, Moonlighting Distribution Corporation, for its resale, and one unit was sold to a party unrelated to Summit Technologies.

                  Trim-Away(TM).

                  This product was recently developed by Moonlighting Distribution Corporation, an affiliate of Summit Technologies. Its main ingredient is Chitosan, which is mixed with aloe vera, aminophylline, and other botanical ingredients to make a topical product. Chitosan is a fat absorbent agent.

It is non-caloric and indigestible. After absorbing fat - up to ten times its weight - it passes through the body. Aloe vera is a transportation agent, enabling the topically applied Trim-Away(TM) ointment to penetrate the fat reserve beneath the skin. Aminophylline signals the body to release fat reserves for the Chitosan to absorb.

                  Chitosan is made from chitin. The most abundant source of chitin is the shells of shellfish such as crab and shrimp. Chitosan is made by cooking chitin in alkali. Chitosan binds fat to itself and acts like a "fat sponge." Being indigestible and non-absorbable by the human body, it passes through the body carrying with it any fat it has absorbed.

                  Summit Technologies will market Trim-Away(TM) on the basis both of testimonials of persons who have used it and of scientific literature that supports the proposition that chitosan binds fat to itself.

                  Moonlighting is developing a Chitosan-based chewable tablet to be marketed as a dietary supplement for weight loss. When developed, Summit Technologies will market it.

                  Industrial Chemicals and Cleaners.

                  Summit Technologies distributes BioGenesis's industrial chemicals and cleaners. BioGenesis concentrates its activities on developing and then manufacturing, for marketing by other companies, industrial-use products that are environmentally safe. BioGenesis has developed several industrial chemicals and cleaners that Summit Technologies proposes to market as soon as funds are available to launch marketing efforts.

         DISTRIBUTION METHODS.

         Summit Technologies markets products primarily through the efforts of Keith Parker, its chief executive officer, and of five regional sales directors. A sales director for its sixth region has not yet been selected. It also is preparing to launch sales efforts through infomercials and radio "spots" and through direct advertising. Internationally, it markets products through a network of persons and companies who contract with Summit Technologies for distribution rights.

         Summit Technologies markets FlameOut(TM) in the Philippines through a joint venture with Moonlighting International Philippines ("Moonlighting Philippines"). Neither Summit Technologies nor the Texas-based Moonlighting Distribution Corporation ("Moonlighting") has any ownership interest in Moonlighting Philippines, but Summit Technologies has a 40 percent net revenue interest in the joint venture.

         Moonlighting Philippines is under the direction, ownership, and control of experienced Philippine marketers. It has obtained the approval and endorsement of the Philippine National Bureau of Fire Protection for FlameOut(TM). Surfactant Blend A is shipped, f.o.b. point of U.S. origin, to the Philippines in concentrated form. It is there mixed with water and placed in fire extinguishers.

         Summit Technologies is preparing to launch an infomercial campaign to sell FirePower 911(TM) in the U.S. Summit Technologies recently purchased twelve months of five commercials a day (30- and 60-second commercials) in infomercial advertising from American Independent Network of Fort Worth, Texas ("AIN") in exchange for 100,000 shares of Summit Technologies common stock and twenty percent of the gross selling price of each sale made in response to the infomercials. AIN is a television broadcaster that has created a network of 150 television stations in 48 states for whom AIN provides all their programming needs.

         Prior to the organization of Summit Technologies, Moonlighting commenced marketing Poder 24(TM) through K-MEX, a Spanish-speaking radio station in the Los Angeles area and in Mexico. Summit Technologies is preparing a prime-time infomercial campaign through Hispanic Television Network to be aired in 450 markets.

         Sales of FirePower 911(TM) have been made to Home Depot for it to test market this product in its Northeast U.S. Region.

         FirePower 911(TM) has been accepted by Wal-Mart Corporation as a product for sale in Wal-Mart stores. Initial orders have been received by Summit Technologies to deliver the product to Wal-Mart stores in Florida, Georgia and Mississippi.



         COMPETITION.

         BioGenesis has granted to other companies distribution rights of its Surfactant Blend A fire suppressant for various parts of the world and under two other trade names. Summit Technologies will potentially be in competition with many of these companies. To the extent that any of these companies fails to meet periodic sales requirements, Summit Technologies will acquire from BioGenesis the expired licenses. However, Summit Technologies has an option to acquire from BioGenesis all patent and other intellectual property rights associated with the fire suppressant upon the payment by November 15, 1998 of $1 million cash (of which amount $200,000 has been paid) and 750,000 shares of Common Stock of Summit Technologies. Should Summit Technologies exercise this option, the other companies which have licenses to market the fire suppressant will then be distributors for Summit Technologies. See "- Patents, Trademarks and Licenses."

         The demise of the former fire suppressant of choice, Halon 1211, is a consequence of the 1992 Geneva Peace Conference, which mandated the phaseout of Halon 1211 in all United Nations states participating in the Conference.

         Summit Technologies believes that FirePower 911(TM) and FlameOut(TM) are the finest fire suppressants in existence today and proposes to expand its licensing agreement with BioGenesis to be exclusive in as many countries as it can serve.

         In the Spanish-speaking countries in the Western Hemisphere, Summit Technologies is in direct competition with Unispan with respect to Summit Technologies' Poder 24(TM) product. Unispan is a large and well-capitalized marketing company based in Mexico. Moonlighting contracted with Unispan in 1996 to test market Poder 24(TM) in Mexico through infomercials. Following a successful test (33,000 bottles sold in a seven-week market test), Unispan attempted to duplicate Poder 24(TM) and sells it under a similar brand name. Summit Technologies and Moonlighting have served notice on Unispan that Summit Technologies will sue Unispan for these activities when Summit Technologies can afford such litigation.

     Competition is intense throughout the world in the markets for diet programs and industrial chemicals and cleaners. Summit Technologies' Trim-Away(TM) topical fat reducer and BioGenesis's industrial chemicals and cleaners will be in competition with products marketed by large companies with established products with well-known brands. Summit Technologies is unable at this time to predict the degree of market acceptance of these products or its ability to successfully compete with the companies already established in these markets.

         RAW MATERIALS AND SUPPLIERS.

         Summit Technologies buys from BioGenesis its FirePower 911(TM) and FlameOut(TM) products.

         Summit Technologies buys its Stressex(TM), Poder 24(TM) and Trim-Away(TM) products from its affiliate, Moonlighting, which developed the products. The products are manufactured for Moonlighting by an unaffiliated company, Summa Laboratories, Inc., of Mineral Wells, Texas, from readily available herbs and natural substances. For infomercial sales, scheduled to commence in August 1998, an inventory of 5,000 bottles is on hand to fill orders. Approximately 17 days lead time is required to replenish inventory stock.

         BioGenesis manufactures and supplies its industrial chemicals and cleaners. These products are shipped in concentrated form to Houston, Texas, for bottling by Bishop's Original Products. Summit Technologies' arrangement with this bottler allows bottling in any amounts - small or large - for tests in each new market.

         DEPENDENCE ON MAJOR CUSTOMERS.

         Summit Technologies' markets are insufficiently developed to determine if it will be dependent on one or a few major customers.

         PATENTS, TRADEMARKS AND LICENSES.

         In mid-1997 Moonlighting and B. Keith Parker obtained a nearly worldwide license from BioGenesis for its fire suppressant products and improvements. See "Description of Summit Technologies' Business - Business Development." The excepted countries were most Arabic countries and the Scandinavian countries. On May 1, 1998, both of these areas, then under exclusive license to other companies, became available due to the existing licensees' failure to meet periodic sales quotas, and Parker and Moonlighting acquired licenses in these areas pursuant to the terms of their agreement with BioGenesis.

         In October 1997 this license from BioGenesis was assigned to Summit Technologies in exchange for the payment of $10,000. The license is for a four-year initial term, renewable annually for twenty years. The licensing fee is $500,000, (of which amount $200,000 has been paid) and $100,000 on June 1 of each of the next three years. Annual sales quotas are to be set on November 15, 1998 should Summit Technologies not exercise an option it has to acquire all patents and intellectual property rights associated with the fire suppressant.

         In April 1998 Summit Technologies entered into an agreement with BioGenesis which will enable Summit Technologies to obtain ownership of all patent and other intellectual property rights associated with the fire suppressant upon the payment to BioGenesis by November 15, 1998 of $1 million cash (of which amount $200,000 has been paid) and 750,000 shares of Common Stock of Summit Technologies.

         Summit Technologies paid $20,000 for a perpetual license from its affiliated company, Moonlighting, for its Stressex(TM), Poder 24(TM) and Trim-Away(TM) products. The license has no sales quota. Product prices are set at the prices Moonlighting was charging unrelated persons when the license was given to Summit Technologies, subject to adjustment only to the extent Moonlighting's manufacturing costs for the products should increase due to increased product ingredient prices.

         Summit Technologies has no written license from BioGenesis for its industrial chemical and cleaner products.

         GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS.

         BioGenesis obtained EPA approval in 1994 and Underwriter Laboratories certification in 1997 for FlameOut(TM) (Listing No. 7P21). Moonlighting Philippines has obtained the approval of these products from the Philippine National Bureau of Fire Protection.

         No governmental approval is required in the U.S. or Mexico for the manufacture for sale of Stressex(TM), Poder 24(TM) or Trim-Away(TM). These products are made from herbs and other dietary ingredients that enable the products to be marketed as "dietary supplements" that contain no drugs, antibiotics or biologics that require prior governmental approval.

         BioGenesis has obtained the necessary U.S. Government approvals for its industrial chemical and cleaning products.

         GOVERNMENT REGULATIONS.

         The fire suppressant products Summit Technologies distributes are subject to government regulation in most countries of the world. The existence of this regulation is of benefit to Summit Technologies, because the BioGenesis fire suppressants are the favored substitute for Halon 1211, the fire suppressant of choice in most of the world before most countries agreed at the 1992 Geneva Peace Conference to phase out its use.

         Summit Technologies' Stressex(TM), Poder 24(TM) and Trim-Away(TM) products also are subject to government regulations. Until 1997 the Food, Drug and Cosmetic Act prohibited the use of a health claim or a nutrient content claim in the labeling of dietary supplements unless the Food and Drug Administration (the "FDA") published a regulation authorizing such a claim. The Food and Drug Administration Modernization Act of 1997 ("FDAMA") now allows distributors and manufacturers to use nutrient content claims in the labeling of dietary supplements if such claims are based on current, published, authoritative statements from certain federal scientific bodies, as well as from the National Academy of Sciences. A process is now administered by the FDA by which the scientific basis for such nutrient claims is established. Summit Technologies makes no nutrient claims in its labeling of Stressex(TM), Poder 24(TM) or Trim-Away(TM) and, thus, is not subject to obtaining prior government approval in its labeling of these products. It is required to label these products as "dietary supplements" if they are sold as such.

         The FDAMA does not provide a similar regimen for health claims in the labeling of dietary supplements but defers such to a procedure and standard to be established by regulation by the FDA. The FDA has not proposed any such regulations but has announced that it does propose that health claims based on authoritative statements be permitted for dietary supplements. Summit Technologies makes no health claims in its labeling of Stressex(TM), Poder 24(TM) or Trim-Away(TM) and, thus, should not be subject to such regulation when the FDA regulations in this regard are adopted.

         The Dietary Supplement Health and Education Act of 1994 ("DSHEA") provides that dietary supplements, without FDA authorization, may carry truthful and not misleading claims about the effect of a dietary supplement on the structure or function of the body for the maintenance of good health and nutrition. Dietary supplements may not carry claims that they can treat, diagnose, cure or prevent a disease. Recently proposed FDA regulations define the criteria for structure or function claims that DSHEA permits and the disease claims that it prohibits. Summit Technologies believes that its claims for its dietary supplements clearly fall within permissible limits as well as the proposed regulations and that the adoption of the proposed regulations will have no effect on its sale of Stressex(TM), Poder 24(TM) or Trim- Away(TM) products.

PROPERTIES.

         Summit Technologies owns no plants or real property. It leases space for its offices and for storing inventory.

OFFICE FACILITIES.

         Summit Technologies leases 1,815 square feet of space in Longview, Texas for its offices and for inventory storage at $1,159 a month and 300 square feet of space for additional inventory at $138 a month. Additional space is available for leasing should more storage space be required for inventory. Summit Technologies believes all space requirements can be met at its present location for at least the next year.

SEASONALITY.

         There is no known seasonal aspect to Summit Technologies' business.

RESEARCH AND DEVELOPMENT.

         Summit Technologies conducts no research and development.

ENVIRONMENTAL CONTROLS.

         Summit Technologies is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

YEAR 2000 COMPUTER PROBLEM.

         Summit Technologies has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. Summit Technologies is newly organized, presently uses off-the-shelf and easily replaceable software programs, and has yet to devise its own software programs.

NUMBER OF EMPLOYEES.

         On July 15, 1998, Summit Technologies employed six persons full time and no persons part time.

LEGAL PROCEEDINGS.

         Neither Summit Technologies nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

MARKET FOR SUMMIT TECHNOLOGIES' CAPITAL STOCK AND RELATED STOCKHOLDER MATTERS.

         There is no public trading market for Summit Technologies' capital stock. There are 126 holders of record of Summit Technologies' issued and outstanding capital stock. Should the Merger not be approved and effected, no public trading market is expected to develop. Summit Technologies has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of Summit Technologies to pay dividends on its common stock, but Summit Technologies has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

         There are no shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into, Common Stock of Summit Technologies.

         Should the proposed Merger be approved, the "public float" would consist of the 500,000 Spinoff Shares and 2,826,615 of the Merger Shares (those distributed to persons not in control of Summit Technologies), or a total of 3,326,615 shares. However, 2,984,225 Merger Shares will be distributed to the persons in control of Summit Technologies, who will be able to sell these shares pursuant to Rule 144 and Rule 145 under the

Securities Act. See "Information About the Company - Rule 144 and Rule 145 Restrictions on Trading."

FINANCIAL STATEMENTS.


         See "Financial Statements - Summit Technologies" for the financial statements of Summit Technologies containing (i) a balance sheet at December 31, 1997, and statements of income, cash flows, and changes in shareholders' equity for the period August 14, 1997 to December 31, 1997, and (ii) a statement of financial condition at April 30, 1998, and statements of income, changes in stockholders' equity and cash flows for the four months ended April 30, 1998, which have been prepared in accordance with generally accepted accounting principles.






         The financial statements of Summit Technologies appear later in this Prospectus-Proxy Statement on pages F-4 through F-11.

                        VOTING AND MANAGEMENT INFORMATION

         Proxies are to be solicited by Summit Technologies' management with respect to the proposed Merger described herein.

DATE, TIME AND PLACE INFORMATION.

         THE COMPANY. Shareholder voting on the proposed Merger by the shareholders of the Company is assured and shall be taken by their written, unanimous consent. It is expected that written consent to the Merger, without a meeting being taken, shall be obtained from the three shareholders of the Company within one day after the date of this Prospectus-Proxy Statement.

         SUMMIT TECHNOLOGIES. Shareholder voting on the proposed Merger by the shareholders of Summit Technologies shall be taken at a special meeting of the shareholders of Summit Technologies to be held on __________________, _____________________, 1998, at Summit Technologies' offices at 414 East Loop 281, Suite 7, Longview, TX 75605. Summit Technologies' officers, directors and their affiliates are entitled to vote 49.8% of the outstanding shares entitled to vote. Nevertheless, these persons have agreed to vote their shares to approve or disapprove the proposed Merger in accordance with the majority vote of the other voting shareholders. Accordingly, management is unable to provide assurance that the Merger will be approved.

         VOTING PROCEDURE. Voting by Summit Technologies shareholders may be by written ballot at the meeting or by written proxy. Shareholders of record as of the date of this Prospectus-Proxy Statement shall be entitled to vote. Provided a quorum is present in person or by proxy (as determined by the aggregate voting rights of the common stock, considered as a whole), abstentions shall not be counted in determining a majority vote of the common stock of Summit Technologies represented at the meeting in person but shall be counted as a vote for rejecting the Merger. None of the shares are held of record by brokers.

REVOCABILITY OF PROXY.

         A person giving a proxy has the power to revoke it. A revocation of a proxy earlier given can be accomplished either (i) by written notification by the giver of the proxy of an intent to revoke it, or (ii) by attendance at the special shareholders' meeting called to vote on the proposed Merger and either oral or written instruction to the person counting ballots on the Merger vote of an intention to revoke the earlier given proxy.

DISSENTERS' RIGHTS OF APPRAISAL.

         Shareholders of Summit Technologies who do not vote for or consent in writing to the proposed Merger, and who continuously hold their shares through the effective date of the Merger (should it be effected), are entitled to exercise dissenters' rights of appraisal. Generally, any shareholder of Summit Technologies is entitled to dissent from consummation of the plan of Merger and to obtain payment of the fair value of his shares should the Merger be consummated. The notice of the special meeting of shareholders of Summit Technologies, at which the vote shall be taken whether to approve the proposed Merger, must state that all shareholders are entitled to assert dissenters' rights, and the notice must be accompanied by a copy of the relevant portions of Texas corporation law describing dissenters' rights, the procedure for exercise of dissenters' rights, and the procedure for judicial appraisal of the value of the shares of Common Stock of Summit Technologies should a dissenter and Summit Technologies not agree on the value of such shares.

         All shareholders of Summit Technologies who desire to consider whether their dissenters' rights should be exercised should carefully read the relevant portions of Section 5.11 of the Texas Business Corporation Act that will accompany the notice of the special meeting of shareholders. Each shareholder should especially be alert to the requirement that a shareholder who wishes to assert dissenters' rights must deliver to the corporation, before the vote is taken, written notice of ones intent to demand payment for ones shares if the proposed action is effectuated and must not vote ones shares in favor of, or consent in writing to, the proposed Merger, although a shareholder does not lose dissenter's rights by failing to vote. Other procedures are required and will be described in detail in the relevant portions of Texas corporation law that describe dissenters' rights and will accompany the notice of the special meeting of shareholders called to vote on the proposed Merger. A mere vote against the proposed Merger does not satisfy the requirement of delivering written notice before the meeting of intent to demand payment for ones shares if the proposed Merger is effectuated.

PERSONS MAKING THE SOLICITATION.

         Solicitations of proxies will be made by members of management of Summit Technologies for that entity (see "Voting and Management Information - Date, Time and Place Information - Summit Technologies).

         Proxy solicitation shall be made by the mails, by telephone, or by personal solicitation. The cost of the solicitation will be borne by Summit Technologies.

         Signed but otherwise unmarked proxies shall be voted by management to approve the Merger. Management will vote its shares in accordance with the majority vote of non-management shareholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.

         The proposed Merger must be approved by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock of the Company and of Summit Technologies.

         There are presently outstanding 750,000 shares of Common Stock of the Company, 500,000 of which are held of record by SuperCorp and 250,000 of which are held by persons affiliated or associated with two insiders or promoters of the Company. A vote approving the proposed Merger by the Company is assured.

         There are presently outstanding 5,810,840 shares of Common Stock of Summit Technologies held of record by 126 shareholders. Each share is entitled to one vote on the proposed Merger.

         The record date for determining the right to vote on the proposed Merger is the date on the cover of this Prospectus-Proxy Statement for the Company and for Summit Technologies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table shows information as of July 15, 1998 with respect to each beneficial owner of more than 5% of each class of voting stock of the Company and of Summit Technologies, and to each of the officers and directors of the Company and of Summit Technologies individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the Spinoff and to the proposed Merger between the Company and Summit Technologies (6,560,840 shares):


                                                            COMMON STOCK BENEFICIALLY OWNED
                                                            -------------------------------
                                                           BEFORE              COMPANY COMMON
                                                       SPINOFF-MERGER           AFTER MERGER
                                                       --------------           ------------
                                                NO. OF            % OF      NO. OF       % OF
THE COMPANY                                     SHARES            CLASS     SHARES       CLASS
-----------                                     ------            -----     ------       -----
SuperCorp Inc.
100 North Broadway, Suite 3300
Oklahoma City, OK 73102                         500,000             67           0            0(1)

Albert L. Welsh
3832 Northwest 69th
Oklahoma City, OK 73116                         500,000(2)          67      26,786          0.4

John Adams
1205 Tedford
Oklahoma City, OK 73116                         500,000(2)          67      26,786(3)       0.4

Thomas J. Kenan
212 Northwest 18th Street
Oklahoma City, OK 73103                         500,000(2)          67      55,119(4)       0.8

T.E. King
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274                500,000(2)          67      26,786          0.4

Ronald D. Wallace
One Buckhead Plaza, 19th Floor
3060 Peachtree Street, NW
Atlanta, GA 30305                               500,000(2)          67      26,786(5)       0.4

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                         125,000(6)          17     176,300(7)       2.7

David Dischiavo
7312 Authon Drive
Dallas, TX 75248                                125,000             17     125,000          1.9

Officers and Directors as a Group (1 person
before Merger, 0 persons after Merger)          500,000             67           0            0

-------------------------




(1) After allocating one share of Common Stock of the Company for each fourteen shares of common stock of SuperCorp, SuperCorp will have 232 shares available for rounding fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp, which owns 500,000 shares of Common Stock of the Company, and accordingly represents voting and investment power shared with the other directors of SuperCorp.

(3) These shares are attributed to Mr. Adams by reason of his being a controlling person of Meridyne, Inc., which owns 375,000 shares of Common Stock of SuperCorp and will receive 26,786 Spinoff Shares.

(4) These shares would be owned by the Marilyn C. Kenan Trust, which trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the Company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 375,000 shares of common stock of SuperCorp and 28,333 shares of common stock of Summit Technologies and would receive 26,786 shares of Common Stock of the Company in the Spinoff and 28,333 shares of Common Stock of the Company in the Merger. Mr. Kenan provides legal services to the Company and to SuperCorp.

(5) These shares are attributed to Mr. Wallace through his controlling interest in Sackville Advisors, Ltd., which owns 375,000 shares of Common Stock of SuperCorp and will receive 26,786 Spinoff Shares.

(6) These shares are owned of record by Marjorie Cole, Mr. Cole's spouse. Mr. Cole disclaims any beneficial ownership in shares of capital stock of the Company owned by his spouse. These 125,000 shares were received for Mr. Cole's services as a "promoter" of the Company. See "Transactions with Insiders."

(7) 27,550 of these shares would be received in the Spinoff, 23,750 shares would be received in the Merger, and 125,000 shares are owned now. See footnote (6). The 27,550 Spinoff Shares are attributed to Mr. Cole through the holdings of 385,700 shares of Common Stock of SuperCorp held by his spouse, Marjorie J. Cole - 375,000 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie
         J. Cole and George W. Cole - 1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret
         A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. The 23,750 Merger shares are attributed to Mr. Cole through the holdings of 23,750 shares of Common Stock of Summit Technologies held by his spouse, Marjorie J. Cole.


                                                               COMMON STOCK BENEFICIALLY OWNED
                                                               -------------------------------

                                                       BEFORE                         COMPANY COMMON
                                                   SPINOFF-MERGER                      AFTER MERGER
                                                  ---------------                      ------------
                                           NO. OF                % OF           NO. OF                % OF
SUMMIT TECHNOLOGIES                        SHARES                CLASS          SHARES                CLASS
-------------------                        ------                -----          ------                -----
B. Keith Parker                            2,360,805(1)          40.6           2,360,805(1)          36.0
414 East Loop 281, Suite 7
Longview, TX 75605

Don Hendon                                   111,240              1.9             111,240              1.7
414 East Loop 281, Suite 7
Longview, TX 75605

Paula Parker                                 510,000(2)           8.8             510,000(2)           7.8
414 East Loop 281, Suite 7
Longview, TX 75605

Dean Haws                                    247,100              4.3             247,100              3.8
P. O. Box 1071
Gilmer, TX 75644

Ty Bishop                                    211,400              3.6             211,400              3.2
Suite 194
660 Preston Forest Center
Dallas, TX 75230

James J. Roach                                     0                0                   0                0
1255 Middlebury Road
Middlebury, CT   06762

Moonlighting Distribution                    350,000              6.0             350,000              5.3
  Corporation(3)
414 East Loop 281, Suite 7
Longview, TX 75605

Officers and Directors                     2,930,545             50.4           2,930,545             44.7
as a group (5 persons)

-------------------------


(1) Mr. Parker directly owns 1,850,805 shares of common stock of Summit Technologies. He is attributed the beneficial ownership of 80,000 shares owned by a minor son, Casey Joe Parker, and 80,000 shares owned by a minor daughter, Leslie Nicole Parker, who share his residence. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares. These same 510,000 shares are attributed to Paula Parker. See footnote (2).

(2) Mrs. Parker, who is the spouse of B. Keith Parker, is attributed 350,000 shares through her controlling stock ownership and position as a director of Moonlighting Distribution Corporation, the record owner of the shares. She is attributed the beneficial ownership of 80,000 shares owned by a minor son, Casey Joe Parker, and 80,000 shares owned by a minor daughter, Leslie Nicole Parker, who share her residence. These same 510,000 shares are attributed to Mr. Parker.

(3) Some 52.5 percent of the stock of Moonlighting Distribution Corporation is owned by B. Keith Parker and Paula Parker, husband and wife, who also are directors of such company. These 350,000 shares are also attributed to Mr. and Mrs. Parker by reason of their controlling stock ownership of such company and their positions as directors of it.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.

Set forth below are the names, and terms of office of each of the directors, executive officers and significant employees of both the Company and Summit Technologies and a description of the business experience of each.

         SUMMIT TECHNOLOGIES:




                                                                                                OFFICE HELD            TERM OF
                    PERSON                                  OFFICE                                SINCE                OFFICE
                    ------                                  ------                                -----                -------
B. Keith Parker, 49                               Chief Executive Officer and                      1997                 4-99
                                                  Director

Don Hendon, 55                                    President, Chief Financial Officer               1997                 4-99
                                                  and Director

Paula Parker, 44                                  Secretary, Treasurer and Director                1997                 4-99

Dean Haws, 28                                     Director                                         1997                 4-99

Ty Bishop, 27                                     Director                                         1997                 4-99

James J. Roach, 51                                Director                                         1998                 4-99



         THE COMPANY.




                                                                                                OFFICE HELD            TERM OF
                    PERSON                                  OFFICE                                SINCE                OFFICE
                    ------                                  ------                                -----                -------
Albert L. Welsh, 66                               President, Secretary and Director                1998                 2-99



         DIRECTORS OF SUMMIT TECHNOLOGIES.


         B. KEITH PARKER. Mr. Parker graduated from Texas A & M University and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995 he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which products they developed themselves. In July 1997 they organized Summit Technologies, Inc.

         DON HENDON. Mr. Hendon received a B.B.A. degree in 1965 from Sam Houston State University and began a career in accounting. From July 1966 until September 1973 he was a field agent for the Internal Revenue Service. From 1973 until 1978 he was a partner in the Longview, Texas accounting firm of Langston, Delouche, Hayes & Hendon. From 1978 until the present he has been a partner in the Longview accounting firm of Hendon and Russell.

         PAULA PARKER. Mrs. Parker received a bachelor of arts degree in 1975 and a master's degree in education, marketing and finance in 1977 from Stephen
F. Austin University and a master's of finance degree in 1980 from the University of Colorado. While a runway model for seventeen years, she worked also on numerous contract jobs, primarily in banking in the promotion of automatic teller machines, and as an instructor for the American Banking Association. She developed a franchise program for a restaurant and increased the restaurant business from three units to 46 units in five states in two years. She served as the liaison between then Arkansas Governor William J. Clinton and the catfish industry in Arkansas. In 1995 she and Keith Parker, her spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which products they developed themselves. In July 1997 they organized Summit Technologies, Inc.

         DEAN HAWS. Mr. Haws has been the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, for the last nine years. He has also been active in the oil field service business and the ostrich business.

         TY BISHOP. Mr. Bishop graduated from Texas Tech University in 1993 and majored in marketing and public relations. After graduation he organized Ty Bishop Management, which managed an alternative musical band. In 1995 he became a partner in Bishop Cellular Plus, an authorized agent for Southwestern Bell Mobile Systems. In 1996 he organized and owned Global Cartridge Sales, a reseller for new jumbo toner cartridges for laser printers and for remanufactured toner cartridges. In 1997 he became a partner in WorldWide Link, an international trade company that represents inventors, manufacturers and exclusive distributors of products and services that save lives and help the world's environment.

         JAMES J. ROACH. Mr. Roach is the regional director of Summit Technologies' Northeast Marketing Region. He is currently the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State police sergeant and owns a private detective and security company. His clients include many insurance companies in the state of Connecticut.

         THE COMPANY.

         ALBERT L. WELSH. Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor Company in Dearborn, Michigan. From 1963 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer.

From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri-based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

REMUNERATION OF DIRECTORS AND OFFICERS.

         THE COMPANY.

         Mr. Welsh, the sole officer and director of the Company, has received and is receiving no compensation for his services for the Company. No compensation is proposed to be paid to any officer or director of the Company prior to the proposed Merger with Summit Technologies.

         SUMMIT TECHNOLOGIES.

         The directors of Summit Technologies receive no compensation for their services as directors. The officers of Summit Technologies received from it an aggregate of $9,000 of compensation in the last fiscal year for their services in all capacities. Should the Merger be effected, they shall become the officers of the post-merger Company.

         Mr. Parker, the chief executive officer of Summit Technologies, receives a salary of $5,000 a month. Mr. Hendon, the president, receives a salary of $3,000 a month.

         EMPLOYMENT CONTRACTS.

         Summit Technologies has no employment contracts with any of its officers or other employees.

         STOCK OPTIONS.

         The Company has adopted a stock option plan ("the Plan") which shall survive the Merger, the major provisions of which Plan are as follows:

         The directors of the Company have adopted a "1998 Stock Option Plan" pursuant to which options granted under the plan may be incentive stock options as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the Option Committee of the board of directors at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and regulations promulgated thereunder. The Plan enables the Option Committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. As of the date of this Offering Circular, the Option Committee has granted no options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         COMPANY'S TRANSACTIONS WITH INSIDERS AND PROMOTERS.

         The following persons may be deemed to be a "promoter" or an "insider" of the Company: Dave Dischiavo and George W. Cole. Each of such persons or his spouse has purchased, at $0.001 a share, 125,000 shares of Common Stock of the Company. George W. Cole's spouse and family shall receive 27,550 of the Spinoff Shares, such Spinoff Shares to be received pro rata with all other shareholders of SuperCorp. See "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of Mr. Dischiavo and Mr. Cole received $18,500 from Summit Technologies by May 1, 1998, for finder's fees and consulting services rendered in connection with the Spinoff and Merger. Mr. Cole exchanged $14,250 of such $18,500 fee for 23,750 shares of Common Stock of Summit Technologies at $0.60 a share and transferred the shares to his spouse, Marjorie Cole. See "Terms of the Transaction - Material Contacts Among the Companies."

         SUMMIT TECHNOLOGIES' TRANSACTIONS WITH MANAGEMENT.

     Summit Technologies paid $20,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - Stressex(TM), Poder 24(TM) and Trim-Away(TM). B. Keith Parker and his spouse, Paula Parker, who are officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Technologies will pay prices for these products earlier established in arms' length transactions with non-affiliated third parties.

     Summit Technologies' distribution rights to BioGenesis's fire suppression products were acquired not from BioGenesis but, rather, from Moonlighting Distribution Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and will pay to Moonlighting a royalty of $0.50 for each 16-ounce can of FirePower 911(TM) and $0.50 for each gallon of FlameOut(TM).

PARENTS OF SUMMIT TECHNOLOGIES.

                  Summit Technologies and Moonlighting Distribution Corporation ("Moonlighting") are affiliated through the common control of them by B. Keith Parker and Paula Parker, husband and wife, who are directors of each corporation, own 52.5% of the capital stock of Moonlighting (which itself owns seven percent of the capital stock of Summit Technologies) and own of record
37.5 percent of the capital stock of Summit Technologies.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Thomas J. Kenan, Esquire, counsel to the Company and a director of SuperCorp, is named in this Prospectus as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust which is the beneficial owner (i) of 28,333 shares of Common Stock of Summit Technologies and
(ii) of 375,000 of the issued and outstanding shares of Common Stock of SuperCorp and, by reason of these ownerships, shall become the beneficial owner of 26,786 Shares of the Company by way of the Spinoff and 28,333 shares of Common Stock of the Company by way of the Merger, should it be approved. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                 INDEMNIFICATION

         Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of shareholders or disinterested directors. In such regard, an Texas corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, Summit Technologies or, should the proposed merger become effective, the Company may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to Summit Technologies.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

         The financial statements of the Company and of Summit Technologies appear as follows:





SUMMIT ENVIRONMENTAL CORPORATION, INC.
         Independent Auditors' Report............................................................      F-1
         Balance Sheet July 17, 1998.............................................................      F-2
         Notes to Balance Sheet July 17, 1998....................................................      F-3
SUMMIT TECHNOLOGIES, INC.
         Independent Auditors' Report ...........................................................      F-5
         Statement of Financial Condition December 31, 1997 .....................................      F-6
         Statement of Income December 31, 1997 ..................................................      F-7
         Statement of Changes in Stockholders' Equity for the
                  Period August 14, 1997 to December 31, 1997 ...................................      F-8
         Statement of Cash Flows for the Period August 14, 1997
                  to December 31, 1997 ..........................................................      F-9
         Notes to Financial Statements ..........................................................     F-10
         Independent Auditors' Report ...........................................................     F-12
         Statement of Financial Condition April 30, 1998 ........................................     F-13
         Statement of Income April 30, 1998 .....................................................     F-14
         Statement of Changes in Stockholders' Equity for the
                  for the Four Months Ended April 30, 1998 ......................................     F-15
         Statement of Cash Flows for the Four Months
                  Ended April 30, 1998 ..........................................................     F-16
         Notes to Financial Statements ..........................................................     F-17

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
  Summit Environmental Corporation, Inc.



         We have audited the balance sheet of Summit Environmental Corporation, Inc. (a Texas corporation), a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of July 17, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Summit Environmental Corporation, Inc. as of July 17, 1998, in conformity with generally accepted accounting principles.


                              /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
July 17, 1998

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                  JULY 17, 1998




ASSETS

    Cash - on deposit in trust account                                  $ 750
                                                                        =====



STOCKHOLDER'S EQUITY

    Preferred Stock - Authorized 10,000,000 shares,
        $0.001 par value - none issued

    Common Stock - 40,000,000 shares authorized,
        $0.001 par value, 750,000 shares issued                           750
                                                                        -----

                                                                        $ 750







                   The accompanying notes are an integral part
                             of this balance sheet.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)


                             NOTES TO BALANCE SHEET
                                  JULY 17, 1998



(1)       ORGANIZATION

          Summit Environmental Corporation, Inc. (the Company) was organized in accordance with the Business Corporation Act of the State of Texas on February 24, 1998, for the purpose of merging (the "Merger") with Summit Technologies, Inc. (Summit Technologies), a Texas corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with Summit Technologies. Should the Merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

          The sole officer and director of the Company is a shareholder, president and director of SuperCorp Inc., the Company's parent.

          Stock of the Company is owned by SuperCorp Inc. and will be distributed to its shareholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s shareholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated March 16, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City, Oklahoma.

(2)       MERGER AGREEMENT


          The Company agreed on July 14, 1998, to merge with Summit Technologies. Summit Technologies is an operating company in the business of marketing products, under license to it, through television infomercials, radio spots, and a national industrial distribution company. The Company will be the surviving corporation (Survivor), but Summit Technologies will elect all directors and officers of the Survivor. All currently outstanding stock of Summit Technologies in the hands of its shareholders will be cancelled and converted into 5,810,840 shares of common stock of the Company, all authorized but unissued, to be owned by the shareholders of Summit Technologies, when the Merger is effective. The Merger of Summit Technologies and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

          The Merger is contingent upon the effectiveness of the registration statements, and upon the shareholders of the Company and Summit Technologies approving the proposed Merger. Because the Company is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if Summit Technologies recapitalized. Additionally, the historical financial statements for the Company prior to the Merger will be those of Summit Technologies. Upon completion of the proposed Merger, the shareholders of Summit Technologies will own 5,810,840 shares of Common

Stock of the Company or 88.6% of its voting shares. The fiscal year of the Company will be December 31.


(3)       COMMON STOCK OPTIONS

          The sole director and stockholders approved the 1998 Stock Option Plan of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company will have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan are 500,000. No options have been granted in accordance with this Plan.

                      [GARNER & LAWRENCE, LLP LETTERHEAD]




                          INDEPENDENT AUDITORS' REPORT


Mr. Keith Parker
Summit Technologies, Inc.
Longview, Texas

We have audited the accompanying statement of financial condition of Summit Technologies, Inc. as of December 31, 1997, and the related statements of income, retained earnings, and cash flows for the period August 14, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Technologies, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period August 14, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.




                                        /s/ GARNER & LAWRENCE, LLP
                                        ---------------------------------------
                                        Garner & Lawrence, LLP

January 5, 1998

                            SUMMIT TECHNOLOGIES, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1997


                                     ASSETS



CURRENT ASSETS

    Cash in banks                                                               $     5,001
    Accounts receivable                                                              72,811
    Inventory                                                                        14,576
                                                                                -----------
       Total current assets                                                                    $      92,388

PROPERTY AND EQUIPMENT                                                                                     -

OTHER ASSETS

    Licenses (Note 2)                                                                10,000
    Less:  Accumulated amortization                                                    (500)
                                                                                -----------
       Total other assets                                                                              9,500
                                                                                               =============
TOTAL ASSETS                                                                                   $     101,888
                                                                                               =============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT  LIABILITIES

    Accounts payable                                                            $     7,874
    Accrued income tax (Note 5)                                                       7,252
                                                                                -----------
       Total current liabilities                                                               $      15,126

LONG TERM LIABILITIES                                                                                      -
                                                                                               -------------
       Total liabilities                                                                              15,126

STOCKHOLDERS' EQUITY

    Capital stock (no par; 100,000 common shares authorized,
       issued and outstanding; stated value $.01 per share)                           1,000
    Additional paid in capital                                                       45,000
    Retained earnings                                                                40,762
                                                                                -----------
       Total stockholders' equity                                                                     86,762
                                                                                               =============
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $     101,888
                                                                                               =============



                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                               STATEMENT OF INCOME
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997



SALES                                                          $      74,349

COST OF SALES                                                          9,465
                                                                ------------
       Gross profit                                                            $     64,884

OPERATING EXPENSES
    Advertising                                                          600
    Amortization                                                         500
    Automobile expense                                                   600
    Office expenses                                                    1,730
    Officer compensation                                               9,000
    Marketing                                                            900
    Miscellaneous                                                        995
    Postage and delivery                                               1,361
    Printing and reproduction                                            884
    Professional fees                                                    300
                                                                ------------
       Total operating expenses                                                      16,870
                                                                               ------------
       Net income from operations                                                    48,014
Income tax expense (Note 5)                                                           7,252
                                                                               ------------
NET INCOME                                                                     $     40,762
                                                                               ============



                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997




                                                        CAPITAL       RETAINED
                                                         STOCK        EARNINGS         TOTAL
                                                     ------------   ------------    -----------
BALANCES - AUGUST 14, 1997                           $          -   $          -   $          -
Stock issued (100,000 shares)                              46,000              -         46,000
Net income for the period                                       -         40,762         40,762
                                                     ============   ============   ============
BALANCES - DECEMBER 31, 1997                         $     46,000   $     40,762   $     86,762
                                                     ============   ============   ============










                See accompanying notes to financial statements.

                            SUMMIT TECHNOLOGIES, INC.
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD AUGUST 14, 1997 TO DECEMBER 31, 1997




CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                             $     40,812
    Adjustments to reconcile net income to cash used in
       operating activities:
          Amortization                                                                              500
          Increase in accounts receivable                                                       (72,811)
          Increase in inventory                                                                 (14,576)
          Increase in accounts payable                                                            7,874
          Increase in accrued income taxes                                                        7,202
                                                                                           ------------
             Net cash used in operating activities                                              (30,999)

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of license                                                                      (10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds of stock issue                                                                      46,000
                                                                                           ------------
Net increase in cash and cash equivalents                                                         5,001
Cash and cash equivalents - August 14, 1997                                                           -
                                                                                           ============
CASH AND CASH EQUIVALENTS - DECEMBER 31, 1997                                              $      5,001
                                                                                           ============

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
       Interest                                                                                       -
       Income tax                                                                                     -



                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Summit Technologies, Inc. ("the Company") is a Texas corporation formed on August 14, 1997, which is engaged in the business of marketing technologically advanced products, including fire prevention and extinguishment materials, various herbal health products, and others. The products are proprietary or are under licensing contracts. Marketing efforts include "infomercials" and other television promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

Inventory - Inventory is reported at the lower of cost or market using the first-in, first-out method.

Intangible Assets - Licenses are recorded at cost. Amortization is computed on the straight-line method over sixty months.

Income Taxes - For federal income tax purposes, the Company uses the accrual method of accounting. The tax year end is December 31. The only difference between tax and financial reporting involves the length of the amortization period for intangible assets. If the difference becomes material, deferred taxes will be reported.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks and any short-term debt securities purchased with a maturity of three months or less.

Advertising - Advertising costs are expensed as incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - LICENSES

A license for limited exclusive marketing rights to various fire prevention and extinguishment products has been acquired for a fee of $10,000. An annual production quota, which is still being negotiated as of December 31, 1997, must also be complied with to maintain the license.

NOTE 3 - RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties during the period :

 - Sales totaling $65,610 were made to Flameout International, with special 90-day payment terms not available to other customers. The Company and Flameout International have common members of management.

 - Sales totaling $2,336 were made to various Company shareholders or their related businesses.

 - Purchases of inventory items totaling $13,645 were made from the related parties mentioned above.

 - The Company and another business with common shareholders share office space and the related expenses.

At year end, receivables from related parties totaled $67,947, and payables to related parties totaled $1,742.

NOTE 4 - CONCENTRATIONS

Approximately 88% of sales during the period were made to Flameout International. As of the year end, approximately 90% of accounts receivable were due from Flameout International.

                            SUMMIT TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1997





NOTE 5 - FEDERAL INCOME TAX

Significant components involved in the calculation of income tax for the period August 14, 1997 through December 31, 1997 are shown below:


Net financial income before income tax                   $48,014
Adjustments to arrive at regular taxable income:
    Amortization adjustment                                  333
                                                         -------
       Regular taxable income                            $48,347
                                                         =======
Regular tax at statutory rates                           $ 7,252
Alternative minimum tax                                        -
                                                         -------
       Net current income tax expense                      7,252
Less tax deposits                                              -
                                                         -------
       Net tax liability                                 $ 7,252
                                                         =======

                      [GARNER & LAWRENCE, LLP LETTERHEAD]





                          INDEPENDENT AUDITORS' REPORT

Mr. Keith Parker
Summit Technologies, Inc.
Longview, Texas

We have audited the accompanying statement of financial condition of Summit Technologies, Inc. as of April 30, 1998, and the related statements of income, retained earnings, and cash flows for the four month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Technologies, Inc. as of April 30, 1998, and the results of its operations and its cash flows for the four month period then ended in conformity with generally accepted accounting principles.


                                             /s/ GARNER & LAWRENCE, LLP
                                             --------------------------------


May 22, 1998
(except for Note 10 as to which the date is July 6, 1998)

                           SUMMIT TECHNOLOGIES, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                 APRIL 30, 1998


                                     ASSETS
CURRENT ASSETS
    Cash in banks                                                        $ 323,141
    Accounts receivable                                                     66,699
    License fee receivable (Note 3)                                         80,000
    Inventory                                                               50,779
                                                                         ---------
       Total current assets                                                               $ 520,619

PROPERTY AND EQUIPMENT
    Office furniture and equipment                                          11,651
    Leasehold improvements                                                   1,989
    Accumulated depreciation                                                (1,066)
                                                                         ---------
       Net property and equipment                                                            12,574

OTHER ASSETS
    Due from officers                                                          750
    Merger costs (Note 2)                                                   94,719
    Licenses (Note 3)                                                       95,000
    Accumulated amortization                                                (3,209)
                                                                         ---------
       Total other assets                                                                   187,260
                                                                                          ---------
TOTAL ASSETS                                                                              $ 720,453
                                                                                          =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT  LIABILITIES
    Accounts payable                                                     $  37,550
    Prior year income tax payable                                            7,252
    Current accrued income tax (Note 4)                                      8,125
    Note payable (Note 5)                                                    5,012
                                                                         ---------
       Total current liabilities                                                          $  57,939
LONG TERM LIABILITIES                                                                            --
                                                                                          ---------
       Total liabilities                                                                     57,939

STOCKHOLDERS' EQUITY
    Capital stock (no par; 10,000,000 common shares authorized,
       5,150,000 shares issued and outstanding)                              6,050
    Additional paid in capital                                             589,950
    Retained earnings                                                       66,514
                                                                         ---------
       Total stockholders' equity                                                           662,514
                                                                                          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $ 720,453
                                                                                          =========


                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                              STATEMENT OF INCOME
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998

SALES                                                                    $ 2,431
COST OF SALES                                                              1,302
                                                                         -------
       Gross profit                                                                       $   1,129

OPERATING EXPENSES
    Advertising                                                                195
    Amortization                                                             2,709
    Automobile expense                                                       1,950
    Consulting fees                                                            750
    Contract services                                                        1,150
    Depreciation                                                             1,066
    Insurance                                                                1,458
    Interest                                                                   239
    Marketing                                                                6,331
    Miscellaneous                                                            1,098
    Office expenses                                                          1,747
    Officer compensation                                                    20,000
    Postage and delivery                                                     2,767
    Printing and reproduction                                                  641
    Professional fees                                                        5,050
    Rent                                                                     2,694
    Salaries                                                                 3,853
    Telephone and utilities                                                  3,708
    Travel and entertainment                                                 9,846
                                                                         ---------
       Total operating expenses                                                              67,252
                                                                                          ---------
       Net loss from operations                                                             (66,123)

OTHER INCOME
    Sale of license                                                                         100,000
                                                                                          ---------
       Net income before income tax                                                          33,877
Income tax expense (Note 4)                                                                   8,125
                                                                                          ---------
NET INCOME                                                                                $  25,752
                                                                                          =========


                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE FOUR MONTHS ENDED APRIL 30, 1998

                                        CAPITAL    ADDITIONAL   RETAINED
                                         STOCK      PAID IN     EARNINGS    TOTAL
BALANCES - December 31, 1997          $     1,000   $  45,000   $ 40,762   $ 86,762
Stock issued (5,050,000 shares)             5,050     544,950         --    550,000
Net income for the period                      --          --     25,752     25,752
                                      -----------   ---------   --------   --------
BALANCES - April 30, 1998             $     6,050   $ 589,950   $ 66,514   $662,514
                                      ===========   =========   ========   ========


                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                            STATEMENT OF CASH FLOWS
                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                           $  25,752
    Adjustments to reconcile net income to cash used in
       operating activities:
          Amortization                                                       2,709
          Depreciation                                                       1,066
          Decrease in accounts receivable                                    6,112
          Increase in license fee receivable                               (80,000)
          Increase in inventory                                            (36,203)
          Increase in accounts payable                                      29,676
          Increase in accrued income taxes                                   8,125
                                                                         ---------
             Net cash used in operating activities                                        $ (42,763)

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of property and equipment                                  (13,640)
    Advances to officers                                                      (750)
    Merger costs                                                           (94,719)
    Licenses acquired                                                      (85,000)
                                                                         ---------
             Net cash used in investing activities                                         (194,109)

CASH FLOWS FROM FINANCING ACTIVITIES
    Loan proceeds                                                            6,554
    Loan principal repayments                                               (1,542)
    Proceeds of stock issue                                                550,000
                                                                         ---------
             Net cash provided by financing activities                                      555,012
                                                                                          ---------
Net increase in cash and cash equivalents                                                   318,140
Cash and cash equivalents - December 31, 1997                                                 5,001
                                                                                          ---------
CASH AND CASH EQUIVALENTS - April 30, 1998                                                $ 323,141
                                                                                          =========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
       Interest                                                                           $     239
       Income tax                                                                                --


                See accompanying notes to financial statements.

                           SUMMIT TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                APRIL 30, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Summit Technologies, Inc. ("the Company") is a Texas corporation formed on August 14, 1997, which is engaged in the business of marketing technologically advanced products, including fire suppression materials, various herbal health products, and others. The products are proprietary or are under licensing contracts. Marketing efforts include "infomercials" and other television promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

Inventory - Inventory is reported at the lower of cost or market using the first-in, first-out method.

Intangible Assets - Licenses are recorded at cost. Amortization is computed on the straight-line method over sixty months.

Merger Costs - The Company has capitalized all costs incurred in connection with a proposed merger transaction. Upon consummation of the merger, the costs will be treated in accordance with the accounting policies of the new entity. If the merger is not accomplished under the current proposal, the costs will be expensed by the Company.

Income Taxes - For federal income tax purposes, the Company uses the accrual method of accounting. The tax year end is December 31. Differences between tax and financial reporting include the length of the amortization period for intangible assets and depreciation methods and lives for property and equipment. If the differences become material, deferred taxes will be reported.

Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks and any short-term debt securities purchased with a maturity of three months or less.

Advertising and Promotion - Advertising and promotion costs are expensed as incurred.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - MERGER COSTS

The Company is involved in a proposed merger transaction with Summit Environmental Corporation, Inc.("SECI"). SECI is currently a majority-owned subsidiary of SuperCorp Inc., a publicly traded company, which would "spin off"its shares of SECI prior to the vote by the Company's shareholders on the proposed merger. The purpose of the proposed transaction is to create an active public market for the common stock of the new corporation. As of April 30, 1998, the Company has incurred related costs of $94,719.

NOTE 3 - LICENSES

A license for limited exclusive marketing rights to various fire suppression products has been acquired. As of April 30, 1998, the Company has paid fees totaling $85,000 for the license. The license agreement requires additional payments of $125,000 during 1998 and $100,000 during each of the three years 1999 - 2001. An annual sales quota, which is still being negotiated as of April 30, 1998, must also be complied with to maintain the license. The license agreement also authorizes the Company to sell marketing rights to third parties for international distribution of the products. As of April 30, 1998, one license covering the China/Hong Kong area had been sold for $100,000, with $20,000 collected (see Note 11).

A license for limited exclusive marketing rights to various herbal health products has been acquired for a fee of $10,000 paid March 23, 1998. Under the agreement, the Company must meet an annual production quota of 600,000 tablets. The grantor of the license is the manufacturer/supplier of the products.

                           SUMMIT TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 APRIL 30, 1998

NOTE 4 - FEDERAL INCOME TAX

The Company files federal income tax returns on a calendar year basis. The accrued income tax calculation is based on the four month period ended April, 30, 1998. Significant components involved in this calculation are shown below:

Net financial income before income tax                             $ 33,877
Adjustments to arrive at regular taxable income:
    Amortization adjustment                                             903
    Meals and entertainment limitation                                  580
                                                                   --------
                                                                     35,360
Annualize                                                               x 3
                                                                   --------
    Annualized taxable income                                       106,080
                                                                   ========
Regular income tax on annualized income at statutory rates         $ 24,621
Alternative minimum tax                                                  --
                                                                   --------
    Total annualized tax                                             24,621
De-annualize                                                          x .33
                                                                   --------
    Net current income tax expense                                    8,125
Less tax deposits                                                        --
                                                                   --------
    Net current accrued income tax                                 $  8,125
                                                                   ========

NOTE 5 - NOTE PAYABLE

As of April 30, 1998, the Company was obligated under one note payable, described as follows:

                                                INTEREST         MONTHLY         CURRENT        LONG TERM
         CREDITOR          COLLATERAL             RATE           PAYMENT         PORTION         PORTION        TOTAL
         --------          ----------           --------         -------         -------        ---------      -------
The Mortgage Center    Computer equipment          12%           $   445         $ 5,012        $       -      $ 5,012
                                                                 =======         =======        =========      =======

                           SUMMIT TECHNOLOGIES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                APRIL 30, 1998


NOTE 6 - LEASES

The Company has a lease agreement for the office space it occupies. The lease is month-to-month, under which the Company pays $495 per month, with a 30-day notice required for termination. The Company also leases office equipment on a month-to-month basis. The amount of the required monthly payment is determined by actual usage; monthly payments during the four months ended April 30, 1998 averaged $178.

NOTE 7 - STOCK RESTRICTIONS

As of April 30, 1998, all shares of stock of the Company are "restricted stock," as such term is employed by the Securities and Exchange Commission ("SEC"). As such, these shares may not be transferred for value unless registered with the SEC or an exemption from registration is available. Each shareholder of these restricted securities, however, may transfer for value pursuant to the SEC's Rule 144 after holding the stock for a one-year period.

NOTE 8 - RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties during the period :

 - The Company purchased the license for herbal health products mentioned in
 Note 3 from an entity with common shareholders and management members with the Company.

 - The Company and another business with common shareholders share office space and the related expenses.

 - The Company had other transactions of immaterial amounts with entities owned by shareholders of the Company.

At year end, there were no receivables from related parties; payables to related parties totaled $662.

NOTE 9 - CONCENTRATIONS

As of April 30, 1998, approximately 99% of accounts receivable was due from Flameout International resulting from sales made in 1997.

NOTE 10 - SUBSEQUENT EVENTS

From May 1, 1998 to July 6, 1998, the Company issued an additional 660,840 common shares, which shares are "restricted securities" (see Note 7). The cash proceeds for 384,840 shares totaled $962,100; of the remaining shares, 176,000 were issued for services rendered and 100,000 in exchange for a television commercial contract.

NOTE 11 - CONTINGENCIES

The Company has signed a letter of intent to purchase the patent rights to the fire prevention and extinguishment products for which it currently holds the limited marketing license mentioned in Note 2. If the purchase is consummated, the limited marketing license will be obsolete and the Company's remaining obligations related to it will be canceled.

Collection of the remaining $80,000 from the sale of marketing rights for the fire suppression products in China and Hong Kong mentioned in Note 3 is contingent upon approval of the distribution of such products by the Chinese government. As of May 22, 1998, such approval was still pending.

                                   APPENDIX A

                              AGREEMENT OF MERGER


         This Agreement of Merger ("the Agreement") is made and entered into as of July 14, 1998, by and among Summit Environmental Corporation, Inc., a Texas corporation ("the Company"); Summit Technologies, Inc., a Texas corporation ("Summit Technologies"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").


         WHEREAS, the Directors of the Company and the Directors of Summit Technologies have each agreed to submit to their respective shareholders, for such shareholders' approval or rejection, the merger of Summit Technologies into the Company ("the Merger") in accordance with the provisions of the Texas General Corporation Act, other applicable law and the provisions of this Agreement; and

         WHEREAS, SuperCorp is the controlling shareholder of the Company;

         NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, Summit Technologies, and SuperCorp agree as follows:

         1. Merger; Effective Date. Pursuant to the terms and provisions of this Agreement and of the Texas Business Corporation Act, and subject to the prior approval by the shareholders of each of the Company and Summit Technologies, Summit Technologies shall be merged with and into the Company, as confirmed by the filing of articles of merger with the Secretary of State of the State of Texas ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and Summit Technologies shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of Summit Technologies, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each, including, without limitation, (i) the obligation to make payment for the fair value of any shares held by a shareholder of either of the Constituent Corporations who has complied with the requirements of Article 5.12 of the Texas Business Corporation Act for the recovery of the fair value of his shares, and (ii) the obligation to make payment for all fees and franchise taxes as required by law; otherwise, the Company's identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

         2. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

         3. Directors. The directors of Summit Technologies on the Effective Date shall become the directors of the Surviving Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

         4. Officers. The officers of Summit Technologies on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

         5. Manner of Conversion. The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:


                 5.1. The shares of capital stock of Summit Technologies which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 5,810,840 shares of Common Stock ("the Merger Shares") of the Company.


                 5.2. There shall be 500,000 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its shareholders ("the Spinoff").

                 5.3 There shall be 250,000 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Dave Dischiavo and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

                 5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or Summit Technologies outstanding on the Effective Date.

         6. Representations and Warranties. SuperCorp and the Company jointly represent and warrant to, and agree with, Summit Technologies that:

                 6.1 The Company has been duly organized and is validly existing under the Texas Business Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

                 6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                 Number of          Par value
         Class            Series                  Shares            of shares
         -----            ------                 ---------          ---------
                                                 C>
         Common           None                   40,000,000           $0.001
         Preferred        To be designated       10,000,000           $0.001
                          by the directors

                 6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows:
750,000 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of Common Stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

                 6.4 The Company has no liabilities or obligations, whether absolute, contingent or otherwise.

                 6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

                 6.6 As of the Effective Date, the Merger and the Agreement will have been duly authorized and approved by the Company's directors and shareholders.

                 6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

         7. Conditions of Summit Technologies' obligations. The obligations of Summit Technologies to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

                 7.1 The Merger Shares and the Spinoff Shares of Common Stock of the Company to be distributed pursuant to the provisions of paragraph
5.1 and 5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

                 7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

                 7.3 The directors and the shareholders of Summit Technologies are free to approve or disapprove the Merger in their full discretion.

         8. Tax Treatment. The merger of the Company and Summit Technologies shall be accomplished as a tax-free reorganization.

         9. Certificate of Merger. Upon the approval of the merger by the shareholders of the Company and of Summit Technologies, the officers of the Company shall file with the Secretary of State, State of Texas either a certified copy of this Agreement, Articles of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Texas, the Agreement may be terminated by the board of directors of Summit Technologies notwithstanding approval of this Agreement by the shareholders of Summit Technologies or of the Company.

                                    Summit Environmental Corporation,
                                    a Texas corporation


                                    By: /s/ Albert L. Welsh
                                       ---------------------------------
                                       Albert L. Welsh, President

                                    Summit Technologies, Inc.,
                                    a Texas corporation


                                    By: /s/ B. Keith Parker
                                       ---------------------------------
                                       B. Keith Parker, Chief Executive
                                       Officer

                                    SuperCorp Inc.


                                    By: /s/ Albert L. Welsh
                                       ---------------------------------
                                       Albert L. Welsh, President

                                    PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses are being paid by Summit Technologies, Inc., the company with which the Registrant proposes to merge.

                  Item                                               Amount
                  ----                                               ------

         Registration fees                                          $    100
         Filing expenses (EDGAR)                                       4,000
         Printing and engraving                                        1,000
         Postage                                                         500
         Legal                                                        20,000
         Accounting and auditors                                       2,000
         Finder's fee                                                 18,500
                                                                    --------

                 Total Expenses                                     $ 46,100

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         There is set forth in the Prospectus under "Terms of the Transaction -Indemnification for Securities Act Liabilities" a description of the laws of the State of Texas with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Texas.

         Both the Company and Summit Technologies, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Texas, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the Company or Summit Technologies, Inc., as the case may be.

         To the extent of the indemnification rights provided by the State of Texas statutes and provided by the Company's and Summit Technologies, Inc.'s articles of incorporation and bylaws, and to the extent of Summit Technologies, Inc.'s and the Company's abilities to meet such indemnification obligations, the officers, directors and agents of Summit Technologies, Inc. or the Company would be beneficially affected.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Separately bound but filed as part of this Registration Statement are the following exhibits:

       Exhibit                                            Item
       -------                                            ----

          2               -       Agreement of Merger of March 16, 1998, between Summit Environmental Corporation, Inc.
                                  and Summit Technologies, Inc. (Superseded by Exhibit 2.1).

          2.1             -       Agreement of Merger of July 14, 1998, between Summit Environmental Corporation, Inc.
                                  and Summit Technologies, Inc.

          3.1             -       Articles of Incorporation of Summit Environmental Corporation, Inc.*

          3.1.1           -       Amendment to Articles of Incorporation of Summit Environmental Corporation, Inc.

          3.2             -       Bylaws of Summit Environmental Corporation, Inc.*

          3.3             -       Amended Articles of Incorporation of Summit Technologies, Inc.*

          3.4             -       Bylaws of Summit Technologies, Inc.*

          5               -       Opinion of Thomas J. Kenan, Esq., as to the legality of the securities covered by the Registration Statement.*

          8               -       Opinion of Thomas J. Kenan, Esq., as to tax matters and tax consequences.
                                  (Superseded by Exhibit 8.1.)

          8.1             -       Opinion of Thomas J. Kenan, Esq., as to tax matters and tax consequences.

         10               -       Escrow Agreement among Summit Environmental Corporation, Inc.; SuperCorp Inc.;
                                  and Bank One Trust Company, NA, Oklahoma City, Oklahoma.*

         10.1             -       1998 Stock Option Plan adopted by Summit Environmental Corporation, Inc.*

         10.2             -       Representative agreement among certain shareholders of SuperCorp relating to compliance with SEC Rule 419.*

         10.3             -       Limited Exclusive Marketing Bilateral Agreement between Moonlighting Distribution
                                  Corporation-USA and Summit Technologies, Inc. (Poder Sexual, Ultimate Stressex and/or
                                  Poder 24)*

         10.4             -       Limited Exclusive Marketing Bilateral Agreement among B. Keith Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA,
                                  d/b/a Moonlighting International, and Summit Technologies, Inc. (FireKare, FirePower
                                  911, Super Cold Fire, and Flame Out)*

         10.5             -       Television Commercial Agreement between American Independent Network ("AIN") and
                                  Summit Technologies, Inc.

         10.6             -       Exclusive Marketing Bilateral Agreement between Moonlighting Distribution Corporation-USA and
                                  Summit Technologies, Inc. (Trim-Away).

         23               -       Consent of Thomas J. Kenan, Esq. to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.  (Superseded by
                                  Exhibit 23.8.)

         23.1             -       Consent of Garner & Lawrence, LLP, independent auditors of Summit Technologies, Inc.
                                  (Superseded by Exhibit 23.9.)

         23.2             -       Consent of Hogan & Slovacek, independent auditors of Summit Environmental Corporation,
                                  Inc.  (Superseded by Exhibit 23.10.)

         23.3             -       Consent of B. Keith Parker to serve as a director of Summit Environmental Corporation,
                                  Inc. should the proposed Merger with Summit Technologies, Inc. become effective.*

         23.4             -       Consent of Don Hendon to serve as a director of Summit Environmental Corporation, Inc.
                                  should the proposed Merger with Summit Technologies, Inc. become effective.*

         23.5             -       Consent of Paula Parker to serve as a director of Summit Environmental Corporation,
                                  Inc. should the proposed Merger with Summit Technologies, Inc. become effective.*

         23.6             -       Consent of Dean Haws to serve as a director of Summit Environmental Corporation, Inc.
                                  should the proposed Merger with Summit Technologies, Inc. become effective.*

         23.7             -       Consent of Ty Bishop to serve as a director of Summit Environmental Corporation, Inc.
                                  should the proposed Merger with Summit Technologies, Inc. become effective.*

         23.8             -       Consent of Thomas J. Kenan, Esq. to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

         23.9             -       Consent of Garner & Lawrence, LLP, independent auditors of Summit Technologies, Inc.

         23.10            -       Consent of Hogan & Slovacek, independent auditors of Summit Environmental Corporation,
                                  Inc.

         23.11            -       Consent of James J. Roach to serve as a director of Summit Environmental Corporation,
                                  Inc. should the proposed Merger with Summit Technologies, Inc. become effective.

         27               -       Financial Data Schedule (Superseded by Exhibit 27.1).

         27.1             -       Financial Data Schedule.



         *       Previously filed with Form S-4; incorporated herein.


                                  UNDERTAKINGS

         Summit Environmental Corporation, Inc. will:

                 1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                          (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                          (c) include any additional or changed material information on the plan of distribution.

                 2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of Summit Environmental Corporation, Inc. pursuant to the foregoing provisions, or otherwise, Summit Environmental Corporation, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Summit Environmental Corporation, Inc. of expenses incurred or paid by a director, officer or controlling person of Summit Environmental Corporation, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Summit Environmental Corporation, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Summit Environmental Corporation, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.


Date:  July 23, 1998                   Summit Environmental Corporation, Inc.




                                       By /s/ Albert L. Welsh
                                          ----------------------------------
                                          Albert L. Welsh, president


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Date:  July 23, 1998                   /s/ Albert L. Welsh

                                       ------------------------------------
                                       Albert L. Welsh, president, sole
                                       director, principal financial officer,
                                       and authorized representative of the
                                       Registrant

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.


            COMBINED EXHIBIT INDEX (AMENDMENT NO. 1 TO SB-2 AND S-4)



         Exhibit                                       Item
         -------                                       ----
          2.1              -        Agreement of Merger of July 14, 1998, between Summit
                                    Environmental Corporation, Inc. and Summit
                                    Technologies, Inc.

          3.1.1            -        Amendment to Articles of Incorporation of Summit
                                    Environmental Corporation, Inc.

          8.1              -        Opinion of Thomas J. Kenan, Esq., as to tax matters
                                    and tax consequences.

         10.5              -        Television Commercial Agreement between American
                                    Independent Network ("AIN") and Summit Technologies,
                                    Inc.

         10.6              -        Exclusive Marketing Bilateral Agreement between
                                    Moonlighting Distribution Corporation-USA and
                                    Summit Technologies, Inc. (Trim-Away).

         23.8              -        Consent of Thomas J. Kenan, Esq. to the reference to
                                    him as an attorney who has passed upon certain
                                    information contained in the Registration Statement.

         23.9              -        Consent of Garner & Lawrence, LLP, independent
                                    auditors of Summit Technologies, Inc.

         23.10             -        Consent of Hogan & Slovacek, independent auditors of
                                    Summit Environmental Corporation, Inc.

         23.11             -        Consent of James J. Roach to serve as a director of
                                    Summit Environmental Corporation, Inc. should the
                                    proposed Merger with Summit Technologies, Inc. become
                                    effective.

         27.1              -        Financial Data Schedule.